As filed with the Securities and Exchange Commission on July 5, 2006.
Registration No. 333-135349

U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Amendment No. 3
to
Form F-10
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

Miramar Mining Corporation
(Exact name of Registrant as specified in its charter)

British Columbia	1040	Not Applicable
(Province or other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number, if any)
Suite 300 – 899 Harbourside Drive, North Vancouver, British Columbia, Canada V7P 3S1 (604) 985-2572
(Address and telephone number of Registrant’s principal executive offices)
CT Corporation System, 111 Eighth Avenue, New York, New York 10011, (212) 894-8940
(Name, address (including zip code) and telephone number (including area code)
of agent for service in the United States)

Copies to:

Anthony Walsh Miramar Mining Corporation Suite 300 899 Harbourside Drive North Vancouver, BC V7P 3S1 Canada (604) 985-2572	Leslie Gord Gowling Lafleur Henderson LLP Suite 1600 1 First Canadian Place 100 King Street West Toronto, ON M5X 1G5 Canada (416) 862-7525	Christopher J. Barry Dorsey & Whitney LLP 1420 Fifth Avenue Suite 3400 Seattle, WA 98101 USA (206) 903-8800	Iain Mant Fasken Martineau DuMoulin LLP 2100 – 1075 West Georgia Street Vancouver, BC V6E 3G2 Canada (604) 631-3131	Kevin Keogh White & Case LLP 1155 Avenue of the Americas New York, NY 10036-2787 USA (212) 819-8200

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this Registration Statement becomes effective.
Province of British Columbia, Canada
(Principal jurisdiction regulating this offering)

It is proposed that this filing shall become effective (check appropriate box below):

A. ☑	upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).

B. ☐	at some future date (check appropriate box below)

1. ☐	pursuant to Rule 467(b) on ( ) at ( ) (designate a time not sooner than seven calendar days after filing).

2. ☐	pursuant to Rule 467(b) on ( ) at ( ) (designate a time seven calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on ( ).

3. ☐	pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.

4. ☐	after the filing of the next amendment to this Form (if preliminary material is being filed).

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction’s shelf prospectus offering procedures, check the following box.    ☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registration statement shall become effective as provided in Rule 467 under the Securities Act of 1933, as amended, or on such date as the Commission, acting pursuant to Section 8(a) of the Act, may determine.

PART I
INFORMATION REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

I-1

PROSPECTUS
Cdn$80,064,000
19,200,000 Common Shares
Cdn$4.17 per Common Share
      Miramar Mining Corporation (the “Company” or “Miramar”) is hereby selling (the “Offering”) 19,200,000 of its common shares (the “Common Shares”) at a price of Cdn$4.17 per Common Share. The Company has granted the underwriters an option (the “Over-Allotment Option”) to purchase up to 2,880,000 additional Common Shares to cover over-allotments.
      The outstanding common shares of Miramar are listed for trading on the Toronto Stock Exchange (the “TSX”) under the symbol “MAE” and on the American Stock Exchange (“AMEX”) under the symbol “MNG”. On July 3, 2006, the last trading day in the United States prior to the date of this short form prospectus, the closing price of the Common Shares on AMEX was US$3.80. On July 4, 2006, the last trading day in Canada prior to the date of this short form prospectus, the closing price of the Common Shares on the TSX was $4.18.
      Investment in the Common Shares involves a high degree of risk and must be considered speculative due to the nature of the Company’s business and the present stage of exploration of its mineral properties. See “Risk Factors” beginning on page 14.
      This offering is made by a Canadian issuer that is permitted, under a multijurisdictional disclosure system adopted by the United States, to prepare this prospectus in accordance with Canadian disclosure requirements. Prospective investors should be aware that such requirements are different from those of the United States. Financial statements included or incorporated herein have been prepared in accordance with Canadian generally accepted accounting principles, and may be subject to Canadian auditing and auditor independence standards, and thus may not be comparable to financial statements of United States companies.
      Prospective investors should be aware that the acquisition of the securities described herein may have tax consequences both in the United States and in Canada. Such consequences for investors who are resident in, or citizens of, the United States may not be described fully herein. Prospective investors should read the tax discussion under “Certain Income Tax Considerations for U.S. Holders”.
      The enforcement by investors of civil liabilities under the federal securities laws may be affected adversely by the fact that the Company is incorporated under the laws of British Columbia, Canada, that some of its officers and directors are residents of Canada, that some or all of the underwriters or experts named in the registration statement are residents of a foreign country, and that a substantial portion of the assets of the Company and said persons are located outside the United States.
      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
Price: Cdn$4.17 per Common Share

	Per Share		Total

Public Offering Price	Cdn$	4.17	Cdn$	80,064,000
Underwriting Commission	Cdn$	0.2085	Cdn$	4,003,200
Proceeds to Miramar (before expenses)	Cdn$	3.9615	Cdn$	76,060,800
      The public offering price for the Common Shares in Canada and in the United States is payable in Canadian dollars only.
      The underwriters expect to deliver the Common Shares to purchasers on or about July 12, 2006.
BMO Capital Markets

Paradigm Capital U.S. Inc.

Dundee Securities Inc.

Canaccord Adams Inc.	RBC Capital Markets
National Bank Financial	Salman Partners (USA) Inc.
July 5, 2006

      Unless stated otherwise or the context otherwise requires, all references to dollar amounts in this short form prospectus are references to Canadian dollars. References to “$” or “Cdn$” are to Canadian dollars and references to “US$” are to U.S. dollars. See “Exchange Rate Information”. The Company’s financial statements that are incorporated by reference into this short form prospectus have been prepared in accordance with generally accepted accounting principles in Canada (“Canadian GAAP”), and are reconciled to generally accepted accounting principles in the United States (“U.S. GAAP”).
      Unless the context otherwise requires, references in this short form prospectus to “Miramar” or the “Company” include Miramar Mining Corporation and its subsidiaries.
      Unless otherwise indicated, information in this short form prospectus assumes no exercise of the Over-Allotment Option.

CAUTIONARY NOTE TO UNITED STATES INVESTORS
      This short form prospectus, including the documents incorporated by reference herein, has been prepared in accordance with the requirements of securities laws in effect in Canada, which differ from the requirements of United States securities laws. National Instrument 43-101 Standards of Disclosure for Mineral Projects (“NI 43-101”) is a rule developed by the Canadian Securities Administrators which establishes standards for all public disclosure an issuer makes of scientific and technical information concerning mineral projects. Unless otherwise indicated, all mineral reserve and mineral resource estimates contained in or incorporated by reference in this short form prospectus have been prepared in accordance with NI 43-101 and the Canadian Institute of Mining, Metallurgy and Petroleum Classification System. These standards differ significantly from the requirements of the United States Securities and Exchange Commissions (the “SEC”).
      Without limiting the foregoing, this short form prospectus, including the documents incorporated by reference herein, uses the terms “measured”, “indicated” and “inferred” resources. United States investors are advised that, while such terms are recognized and required by Canadian securities laws, the SEC does not recognize them. Under United States standards, mineralization may not be classified as a “reserve” unless the determination has been made that the mineralization could be economically and legally produced or extracted at the time the reserve determination is made. United States investors are cautioned not to assume that all or any part of measured or indicated resources will ever be converted into reserves. Further, “inferred resources” have a great amount of uncertainty as to their existence and as to whether they can be mined legally or economically. It cannot be assumed that all or any part of the “inferred resources” will ever be upgraded to a higher category. Therefore, United States investors are also cautioned not to assume that all or any part of the inferred resources exist, or that they can be mined legally or economically. Under Canadian rules, estimates of “inferred resources” may not form the basis of feasibility or pre-feasibility studies except in limited cases. Disclosure of “contained ounces” is permitted disclosure under Canadian regulations; however, the SEC normally only permits issuers to report mineralization that does not constitute “reserves” as in place tonnage and grade without reference to unit measures. Accordingly, information concerning descriptions of mineralization, mineral resources and mineral reserves contained in this short form prospectus or in the documents incorporated by reference, may not be comparable to information made public by United States companies subject to the reporting and disclosure requirements of the SEC.
      See “Preliminary Notes — Glossary of Terms” in the Company’s Annual Information Form for fiscal 2005, which is incorporated by reference herein, for a description of certain of the mining terms used in both this short form prospectus and the documents incorporated by reference herein.
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
      This short form prospectus, and the documents incorporated by reference into this short form prospectus, contain forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995 concerning the Company’s plans at the Hope Bay Project, its plans and estimates related to the closure of the Con Mine, estimated production, capital and operating costs and cash flow estimates and other matters. These statements relate to analyses and other information that are based on forecasts of future results, estimates of amounts not yet determinable and assumptions of management. Statements about mineral reserves and resources may also be deemed to constitute forward-looking statements to the extent they involve estimates, based on certain assumptions, of mineralization that may be encountered if a deposit were to be developed and mined.
      In making the forward-looking statements in this short form prospectus, the Company has applied several material assumptions, including, but not limited to the assumptions that:

•	its program of in-fill drilling at the Hope Bay Project will result in the successful conversion of currently identified mineral resources to a standard that would permit a feasibility study to be prepared in respect thereof;

•	the plans for the development of the Doris North deposit and the Company’s expectations for the operation of, and production and processing from, a mine thereon, are viable operationally and economically;

•	the assumptions relied upon by the Company and its consultants and advisors in estimating mineral reserves and mineral resources and assessing environmental requirements and certain legal proceedings are reliable and correct; and

•	the models, dilution strategies and mining recovery estimates used by the Company and its consultants and advisors to calculate mineral reserves and mineral resources are appropriate and accurate.
      Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, assumptions or future events or performance (often, but not always, using words or phrases such as “expects”, “anticipates”, “plans”, “projects”, “estimates”, “assumes”, “intends”, “strategy”, “goals”, “objectives”, “potential”, “target” or variations thereof or stating that certain actions, events or results “may”, “could”, “would”, “might” or “will” be taken, occur or be achieved, or the negative of any of these terms and similar expressions) are not statements of historical fact and may be “forward-looking statements.”
      Forward-looking statements are subject to a variety of known and unknown risks, uncertainties and other factors that could cause the actual events or results to differ from those expressed or implied by the forward-looking statements, including, without limitation:

•	risks related to gold and other commodity price fluctuations;

•	uncertainty the Company’s Hope Bay Project can be brought to production successfully;

•	the potential for delays in the completion of feasibility studies or in exploration or development activities;

•	risks and uncertainties relating to the interpretation of drill results and uncertainties concerning the geology, grade and continuity of the Company’s mineral deposits;

•	uncertainty as to the results of feasibility studies and the possibility that future exploration, development or mining results will not be consistent with the Company’s expectations;

•	permitting risks;

•	risks related to relations with the local Inuit population in Nunavut and the Nunavut Impact Review Board (“NIRB”);

•	risks related to governmental regulation, including environmental regulation and liability under such regulations;

•	mining and development risks, including risks related to accidents, equipment breakdowns, labour disputes or other unanticipated difficulties with, or interruptions in, exploration or development activities or production;

•	risks related to ability to obtain adequate financing on a timely basis and on acceptable terms for exploration and development projects;

•	risk related to the inherent uncertainty of estimates of capital costs, operating costs, production and economic returns;

•	currency fluctuations;

•	increased competition in the mining industry;

•	uncertainties related to title to the Company’s mineral properties;

•	the Company’s history of losses and expectation of future losses;

•	the Company’s ability to attract and retain qualified management;

•	risks related to mine closure and/or reclamation activities on the Company’s properties, including those related to the closure of the Con Mine and the costs of environmental compliance, reclamation, post-closure control measures, monitoring and ongoing maintenance exceeding the funds held in trust for such costs;

•	risks related to a dispute with the Canada Revenue Agency over the tax valuation of a past joint venture transaction; and

•	the uncertainties inherent in legal proceedings and the litigation process, such as difficulty in predicting the positions of other parties or the decisions of judges or juries.
      This list is not exhaustive of the factors that may affect any of the Company’s forward-looking statements. Forward-looking statements are statements about the future and are inherently uncertain, and the actual achievements of the Company or other future events or conditions may differ materially from those reflected in the forward-looking statements due to a variety of risks, uncertainties and other factors, including, without limitation, those referred to in this short form prospectus under the heading “Risk Factors” and elsewhere in this short form prospectus and in the documents incorporated by reference herein. The Company’s forward-looking statements are based on the beliefs, expectations and opinions of management on the date the statements are made, and the Company does not assume any obligation to update forward-looking statements if circumstances or management’s beliefs, expectations or opinions should change. For the reasons set forth above, investors should not place undue reliance on forward-looking statements.
EXCHANGE RATE INFORMATION
      The following table sets forth, for each period indicated, the high and low exchange rates for Canadian dollars expressed in U.S. dollars, the average of such exchange rates on the last day of each month during such period, and the exchange rate at the end of such period. These rates are based on the inverse noon buying rate in New York City for cable transfers in Canadian dollars as certified for customs purposes by the Federal Reserve Bank of New York:

	Fiscal Year Ended			Three Months
	December 31,			Ended March 31,

	2003	2004	2005	2005	2006

	(US dollars)			(US dollars)
Rate at the end of period	0.7738	0.8310	0.8579	0.8269	0.8569
Average rate during period	0.7139	0.7682	0.8254	0.8150	0.8662
Highest rate during period	0.7738	0.8325	0.8690	0.8330	0.8711
Lowest rate during period	0.6350	0.7177	0.7872	0.7993	0.8528
      On July 3, 2006, the inverse of the noon buying rate was $1.00 per US$0.8999.

THE COMPANY
      Miramar was incorporated under the British Columbia Company Act by memorandum and articles on January 11, 1983. The memorandum of the Company was amended on July 17, 1989 to change the Company’s name to Miramar Mining Corporation, on May 24, 1991 to increase the authorized capital from 20,000,000 to 100,000,000 shares without par value and on August 4, 1994 to increase the authorized capital from 100,000,000 to 500,000,000 shares without par value. On March 16, 2005, the Company transitioned under the British Columbia Business Corporations Act (the “BCBCA”) and, in the process, its memorandum was replaced with a Notice of Articles. On May 9, 2006, the Company adopted new articles that conform with the BCBCA and also amended its Notice of Articles to remove certain “Pre-existing Company Provisions” that have applied to the Company from the date it transitioned under the BCBCA.
      The Company’s head office is located at 300 – 889 Harbourside Drive, North Vancouver, British Columbia, Canada V7P 3S1, and its registered office is located at Suite 2300, 1055 Dunsmuir Street, Vancouver, British Columbia, Canada V7X 1J1.
      The Company has two material subsidiaries, both of which are wholly-owned. Miramar Hope Bay Ltd. (“MHBL”), a Northwest Territories corporation, owns the Hope Bay Project. Miramar Con Mine Ltd. (“Con Ltd.”), an Ontario Corporation, owns the Con Mine, a former producing underground gold mine located near Yellowknife, Northwest Territories, Canada.
      Reference to the “Company” or “Miramar” includes the Company and its subsidiaries, unless otherwise indicated or the context otherwise requires.
BUSINESS OF THE COMPANY
      The following description of the business of the Company highlights selected information about the Company contained in the documents incorporated by reference into this short form prospectus. This description does not contain all of the information about the Company and its properties and business that you should consider before investing in the Common Shares. You should carefully read the entire prospectus, including the section titled “Risk Factors”, as well as the documents incorporated by reference into this short form prospectus, before making an investment decision. This short form prospectus contains forward-looking statements concerning the Company’s plans at its properties and other matters. Forward-looking statements are subject to a variety of known and unknown risks, uncertainties and other factors that could cause the Company’s results to differ from those expressed or implied by the forward-looking statements. See “Cautionary Statement Regarding Forward-Looking Statements”.
Hope Bay Project
      Unless otherwise indicated, the technical information contained in this short form prospectus and the documents incorporated by reference herein relating to the Hope Bay Project (including all references to mineral resources) has been taken from a report dated June 20, 2006, as revised June 28, 2006, prepared by John R. Sullivan, B.Sc., P. Geo. of Watts, Griffis and McOuat Limited (“WGM”), Consulting Geologists and Engineers and Michel Dagbert, B.Sc., P. Eng. of Geostat Systems International Inc. (“Geostat”), entitled “A Technical Review of the Hope Bay Gold Project, West Kitikmeot, Nunavut Territory, Canada for Miramar Mining Corporation” (the “WGM Report”). One or both of Mr. Sullivan or Mr. Dagbert is responsible for each section of the WGM Report. A copy of the WGM Report will be available for inspection at the Company’s head office during normal business hours throughout the period of distribution of the Common Shares. The complete text of the WGM Report is also available electronically at www.sedar.com. The WGM Report has been furnished to the United States Securities Commission on Form 6-K dated July 3, 2006. The WGM Report is not incorporated by reference in, or part of, this short form prospectus.
      WGM was retained to carry out an independent technical review of the Hope Bay Project. As part of its assignment, WGM audited the mineral resource estimates prepared by Miramar for the Naartok East, Naartok West and Rand gold zones which comprise a large portion of the Madrid deposit. WGM did not audit the mineral resource estimates for the Boston and Doris deposits and other zones in the Madrid deposit area, which estimates have been updated by Miramar periodically since they were last the subject of an independent technical report prepared by Roscoe Postle Associates Inc. (“RPA”) in September 2003 (the “RPA Report”). John Wakeford, P. Geo. and Vice President, Exploration for Miramar, is the qualified person under NI 43-101 for Miramar, and is responsible for the preparation, quality assurance and reporting of Miramar’s resource estimates. In preparing the WGM Report, WGM relied on information gathered during a site visit, unpublished internal reports and other information supplied by Miramar, geological publications of the governments of the Northwest Territories and Nunavut and publicly available assessment reports. In addition, and with the permission of RPA and Miramar, WGM used material from the RPA Report.
Description of the Hope Bay Project
      The Hope Bay Project is an 85 kilometre (“km”) long, undeveloped greenstone belt located in Nunavut, Canada and is 100% owned by the Company through MHBL.
      Three significant areas of gold mineralization have been discovered to date on the Hope Bay Project; the Doris, Madrid and Boston deposits:

•	Doris — The Doris mineral resources are comprised of three vein systems, Doris North, Doris Connector and Doris Central. The Doris Central deposit is located 1.2 km south of the Doris North deposit and the Doris Connector deposit is located between Doris North and Doris Central.

•	Madrid — The Madrid deposit is the largest deposit on the Hope Bay belt and is located 6 km south of Doris.

•	Boston — The Boston deposit is located in the southern end of the Hope Bay belt, approximately 50 km south of Doris.

Mineral Resource Estimate
      The following tables set forth the indicated and inferred mineral resources at the Hope Bay Project as set forth in the WGM Report as at December 31, 2005:
HOPE BAY INDICATED MINERAL RESOURCES
PREPARED BY MIRAMAR

	Indicated			Contained
			Cutoff	Ounces Au
Area/Deposit/Zone	Tonnes	g Au/t	g Au/t	(2)

Madrid Deposit Area
Naartok East(1)	6,825,000	4.2	2	915,000
Naartok West(1)	5,023,000	4.3	2	699,000
Rand(1)	1,379,000	3.2	2	143,000
Suluk	1,125,000	4.2	2	153,000
South Patch	N/A			N/A
South of Suluk	N/A	N/A		N/A

Subtotal Madrid	14,352,000	4.1		1,909,000
Doris Deposit
Doris Hinge(3)	345,000	34.7	8	385,000
Doris North/ Connector	N/A
Doris Central	824,000	12.9	5	341,000
Doris Pillars	N/A	N/A		N/A

Subtotal Doris	1,169,000	19.3		726,000
Boston Deposit
Boston B2	1,949,000	11.4	4	713,000
Boston B3/B4	363,000	7.3	4	85,000
Subtotal Boston	2,312,000	10.7		798,000

Total Indicated(4)	17,834,000	6.0		3,433,000

(1)	Audited by WGM.

(2)	Disclosure of contained ounces is permitted under Canadian regulations; however, the SEC generally permits mineralization that does not constitute “reserves” to the reported only as in place tonnage and grade. See “Cautionary Note to United States Investors”.

(3)	Includes the undiluted, unrecovered Probable Mineral Reserve for Doris Hinge referred to below.

(4)	Numbers may not add up exactly due to rounding.

HOPE BAY INFERRED MINERAL RESOURCES
PREPARED BY MIRAMAR

	Inferred			Contained
			Cutoff	Ounces Au
Area/Deposit/Zone	Tonnes	g Au/t	g Au/t	(2)

Madrid Deposit Area
Naartok East(1)	7,157,000	3.7	2	847,000
Naartok West(1)	3,755,000	4.0	2	482,000
Rand(1)	3,860,000	2.8	2	352,000
Suluk	14,560,000	4.0	2	1,890,000
South Patch	227,000	22.5	7	164,000
South of Suluk	573,000	9.8	6	180,000

Subtotal Madrid	30,132,000	4.0		3,915,000
Doris Deposit
Doris Hinge	28,000	10.0	8	9,000
Doris North/ Connector	1,270,000	13.9	5	569,000
Doris Central	73,000	12.8	5	30,000
Doris Pillars	263,000	18.6	5-7	158,000

Subtotal Doris	1,634,000	14.5		766,000
Boston Deposit
Boston B2	995,000	9.1	4	292,000
Boston B3/B4	1,437,000	9.7	4	449,000
Subtotal Boston	2,431,000	9.5		741,000

Total Inferred(3)(4)	34,197,000	4.9		5,421,000

(1)	Audited by WGM.

(2)	Disclosure of contained ounces is permitted under Canadian regulations; however, the SEC generally permits mineralization that does not constitute “reserves” to the reported only as in place tonnage and grade. See “Cautionary Note to United States Investors”.

(3)	Inferred Mineral Resources are reported in addition to Indicated Mineral Resources.

(4)	Numbers may not add up exactly due to rounding.
     Cautionary Note to U.S. Investors concerning estimates of Resources. These tables use the terms “indicated resources” and “inferred mineral resources”. The Company advises U.S. investors that while those terms are recognized and required by Canadian regulations, the SEC does not recognize them. U.S. investors are cautioned not to assume that any part or all of mineral deposits in these categories will ever be converted into reserves. See “Cautionary Note to United States Investors.”
      Cautionary Note to U.S. Investors concerning estimates of Inferred Resources. This table uses the term “inferred mineral resources.” “Inferred mineral resources” have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of an inferred mineral resource will ever be upgraded to a higher category. Under Canadian rules, estimates of inferred mineral resources may not form the basis of feasibility or pre-feasibility studies, except in rare cases. U.S. investors are cautioned not to assume that part or all of an inferred mineral resource exists, or is economically or legally mineable. See “Cautionary Note to United States Investors.”
      Miramar reports a probable mineral reserve of 458,200 t grading 22 g Au/t for the Doris Hinge zone which is included in the Indicated Mineral Resource. This probable mineral reserve was estimated during the course of a feasibility study carried out by Steffen Robertson and Kirsten (Canada) Inc. (now known as “SRK Consulting (Canada) Inc.) on the Doris North Project in 2002. See “Development Plans” below for additional information regarding the feasibility study. This probable mineral reserve is included within the Indicated Mineral Resource reported in the table above entitled “Hope Bay Indicated Mineral Resources Prepared by Miramar”, to which dilution of 39% and a mining recovery factor of 95% have been applied. The price of gold used in the feasibility study was US$325/ounce.
      WGM audited the December 31, 2005 mineral resource estimates, as prepared by Miramar for the Naartok-Rand sectors of the Madrid deposit and the WGM Report states that WGM is satisfied that the estimates have been prepared in an acceptable manner and in compliance with the requirements of NI 43-101 and the Council of the Canadian Institute of Mining, Metallurgy and Petroleum definitions. In addition, WGM conducted an audit of the methods, parameters and documentation used and prepared by Miramar and its consultants in the preparation of its mineral resource estimates for the Naartok-Rand sectors the Madrid deposit. WGM did not prepare independent mineral resource estimates for the Naartok-Rand sectors of the Madrid deposit. However, the WGM Report states that WGM is satisfied that those persons who prepared the estimates were qualified to do so and that the estimates are reliable. The WGM Report states that WGM has accepted the estimates for the Naartok-Rand sectors of the Madrid deposit as supplied by Miramar.
Development Plans
      The Company’s objective is to become an intermediate gold producer through the continued exploration and sequential development of the Hope Bay Project by first developing the high grade Doris North deposit to generate cash flow to pay for the mining infrastructure and fund the subsequent development of a bulk tonnage operation at Madrid and a satellite mining operation at the Boston deposit, which is over 50 km south of the Doris North deposit area. The Company’s strategy is to establish Doris North as the infrastructure centre for the entire Hope Bay Project, minimizing the capital requirements and optimizing the return on future deposit development. In parallel with these development activities, the Company believes that it will seek to establish the presence of additional gold resources on the Hope Bay greenstone belt through further exploration, with the goal of expanding the known deposits and discovering new deposits.
      Historically, the Company planned to implement its strategy in phases as follows:

•	Phase 1 — Short Term: To develop a small-scale, high-grade, low-cost, high-return gold mine at the Doris North deposit with the objective of generating significant cash flow, after capital payback, which would be used to advance the subsequent phases while minimizing equity dilution.

•	Phase 2 — Medium Term: To extend production location and expand production levels by developing the higher grade, more accessible areas of the Doris Central, Madrid and Boston deposits, with a target production level of approximately 250,000 to 300,000 ounces of gold per year, generating the cash flow necessary to proceed with Phase 3.

•	Phase 3 — Longer Term: To further expand gold production by developing other areas of the Madrid deposit and the remainder of the Boston and Doris deposits, and to generate sustained production.
      With respect to Phase I, in 2002, MHBL commissioned Steffen Robertson and Kirsten (Canada) Inc. (now known as SRK Consulting (Canada) Inc.) to prepare a feasibility study (the “Feasibility Study”) on the Doris North deposit, focused in particular on the Doris Hinge zone. The Feasibility Study was delivered to MHBL in February 2003. The following table sets forth the probable mineral reserves as estimated in the Feasibility Study as at December 31, 2002:
DORIS NORTH PROBABLE MINERAL RESERVES

Tonnes	g Au/t	Ounces	Dilution

458,200	22	323,900	39%
Fully Diluted — 95% Mining Recovery
      The Feasibility Study concluded that a two year, 155,000 ounce per year gold mine at Doris North was feasible. The NIRB conducted an environmental assessment of the Doris North deposit in 2004 and 2005 and, in March 2006, the NIRB recommended to the Minister of Indian and Northern Affairs Canada (the “Minister”) that the Company proceed to obtain permits to authorize construction and operations on the Doris North deposit.

If the Minister accepts the NIRB recommendation, the Company intends to proceed with applications for the individual permits required to build and operate a mine at Doris North.
      Production from the Doris North deposit will be subject to successful completion of permitting procedures, successful design, construction and operation of mining and processing facilities and availability of financing, and any options for production from the Doris Central, Madrid or Boston deposits will be subject to the successful completion of additional drilling, economic studies and permitting procedures, as well as availability of financing, and design, construction and operation of mining and processing facilities, among other conditions. The Company has not completed feasibility studies on Phases 2 or 3. The potential production levels of Phases 2 and 3 are only conceptual and may increase or decrease once further technical work is completed. There can be no assurance at this stage that Phases 2 or 3 will be found to be economically feasible (see “Risk Factors”).
      With respect to, Phase 2, recent internal studies have indicated that there may be opportunities for larger scale production at the Hope Bay Project. During 2006, the Company will conduct initial drilling and studies to determine whether there is potential to replace the historical Phase 2 with a larger scale operation centred on the northern part of the Madrid deposit (the “Large Pit Concept”). The Company envisages that the Large Pit Concept would incorporate high-grade feed from the Doris and Boston deposits, and move the Hope Bay Project directly to large scale production after Phase 1 at Doris North. In 2006, the Company expects to complete the work necessary to determine whether to continue with the historical Phase 2 approach or to plan for the Large Pit Concept.
      The Company has established the following goals for its activities at the Hope Bay Project during 2006:

(a)	advance Doris North through the permitting process towards a determination as to whether to proceed with development of Phase 1;

(b)	complete required mineral resource definition, mineral resource estimations and geotechnical field work to support the original Phase 2 development plan;

(c)	complete required mineral resource definition, mineral resource estimations and geotechnical field work to provide sufficient background information to determine the potential to replace the historical Phase 2 with the Large Pit Concept; and

(d)	complete both regional and perimeter exploration programs to identify new resources on the belt and maintain the current land package.
      The Company plans to spend approximately $31 million at the Hope Bay Project in 2006.
      The work program includes 55,300 metres (“m”) of diamond drilling, the direct cost of which is estimated at $12,900,000. The majority of the meterage will be on the Naartok zones and elsewhere in the Madrid deposit and overall Madrid trend. Smaller programs are planned at the Doris and Boston deposits, and on regional targets. The program is flexible and priorities will be re-evaluated on an ongoing basis depending on the success achieved on individual targets.
      The work program also includes estimated general environmental and permitting expenses of $5,083,000; estimated indirect exploration expenses, including management and administration, community relations, title and claim management and technical services, among other things, of $3,832,000; estimated project development study expenses of $3,415,000; estimated transportation expenses of $2,398,000; and expenses allocated to the Windy Camp of $2,032,000.
      The WGM Report states that WGM has reviewed and supports the 2006 work plan and budget. It recommends that the 2006 work program be completed as planned.

Con Mine
      The Con Mine is an underground gold mine located in the City of Yellowknife, Northwest Territories, Canada. The Con Mine operated from 1938 until November 2003 when underground mining operations ceased and is now being reclaimed by the Company.
      On June 22, 2006, Con Ltd. received a renewal of the water licence (the “Con Water Licence”) for the Con Mine under the Northwest Territories Waters Act. The Con Water Licence expires on January 30, 2008.
      As a condition of the Con Water Licence, Con Ltd. must maintain a security deposit for the cost of future reclamation of the Con Mine as required by the Mackenzie Valley Land and Water Board (“MVLWB”) and in a form acceptable to Indian and Northern Affairs Canada (“INAC”). The Con Water Licence required initial security in 2000 of $1.5 million that was to increase to a total of $9 million by 2006. Con Ltd. has deposited $9 million into a reclamation security trust (the “First Con Mine Trust”) and has satisfied the security deposit obligations of Con Ltd. under the Con Water License. In addition, Con Ltd. established a second reclamation security trust (the “Second Con Mine Trust”) to fund any reclamation of the Con Mine site not funded by the First Con Mine Trust. The Second Con Mine Trust currently has on deposit approximately $1.5 million. All proceeds of sale of the assets of the Con Mine (net of Con Ltd.’s reasonable costs of sale) will also be deposited into the Second Con Mine Trust.
      As all mining activities have terminated at the Con Mine, processing of arsenical sludge is currently underway. Other reclamation activities will be carried out as part of the closure plan anticipated to be completed over a three to four year period. As of March 31, 2006, the Company recorded an asset retirement obligation of $18.2 million for Con Mine, which includes an increase recorded in the fourth quarter of 2005 of $8.1 million for the net present value of the expected closure costs to be incurred from 2006 to 2033. The increase results from a revised estimate of closure costs to incorporate water treatment and monitoring for 25 years, the addition of rock cover to the tailings ponds, and processing costs of additional mill roaster tailings excavated in 2005. The majority of the expenditures is currently expected to be made in the next five years although the timing of the expenditures may change. A portion of the funding for the reclamation activities will be provided by the $10.5 million plus accrued interest in the First Con Mine Trust and Second Con Mine Trust. Over the next two years the Company expects to spend $6 million on Con Mine reclamation costs from working capital. Subsequent costs may be funded using the proceeds in the Con Mine trusts if release criteria are agreed to with regulatory authorities.
Other Assets
Maximus Ventures Ltd.
      Pursuant to an option agreement dated June 25, 2004 (as amended, the “Maximus Option Agreement”), the Company granted to Maximus Ventures Ltd. (“Maximus”), a publicly-traded company listed on the TSX Venture Exchange (“TSX-V”), an option (the “Maximus Option”) to earn a 75% interest in the Chicago and Twin Peaks areas of Hope Bay (the “Maximus Option Property”) by spending $7.25 million on exploration by April 30, 2009. In consideration for entering into the Maximus Option Agreement, Maximus issued 1.5 million common shares to the Company and to maintain the Maximus Option must issue an additional 3.5 million common shares to the Company over time. Up to an additional 16.5 million common shares could also be issued to the Company upon specific resource milestones being reached at the Maximus Option Property. The Company owns 6.5% of the Maximus common shares outstanding at June 2, 2006.
Northern Orion Explorations Ltd.
      Pursuant to a net smelter proceeds agreement, Northern Orion Explorations Ltd. (“Northern Orion”) is required to pay to the Company (i) 2.5% of the net smelter returns from all products sold from the Agua Rica property, and (ii) 50% of the net proceeds of sale of any interest in the Agua Rica property, subject in either case, to a maximum of $15 million. The Agua Rica property is a large copper porphyry deposit located on a group of exploitation concessions and mining claims located in Catamarca Province, Argentina. Northern Orion has announced that it plans to complete a feasibility study on the Agua Rica project in 2006.
Sherwood Mining Corporation
      As of the date hereof, the Company owns approximately 6.8% of the outstanding common shares of Sherwood Mining Corporation, a publicly-traded company listed on the TSX-V.
RECENT DEVELOPMENTS
      On June 20, 2006, the Company announced additional results from the 2006 drilling program at the Hope Bay Project. The program is focused on the Madrid deposit, where drills were testing for newly-defined mineralization that would enhance the possibility of pursuing the Large-Pit Concept. The latest shallow Suluk infill drilling, as well as drilling along the southern extension of Suluk, has exceeded the Company’s expectations. The winter program primarily tested the Suluk targets. A project of infill drilling the upper 250 m of the Suluk deposit targeting the upper 100 m and strike extensions to the north and south has been completed. Drilling has successfully identified the Suluk mineralization extends northwards towards the Rand and Naartok deposits, indicating continuity of the mineralizing system between the resource areas. Additionally, drilling has also extended the Suluk mineralization southwards with all holes returning results equivalent to or better than grades and thicknesses expected based on data from surrounding holes. Some of the more significant results include one hole which returned 28.0 m grading 11.28 g/t gold and another hole which intersected a broad mineralized interval of 3.2 g/t gold over 164 m including two intervals of 51.2 m grading 3.3 g/t gold and 52.5 m grading over 4.6 g/t gold. Extending mineralization to depth at Suluk and finding mineralization in the gaps at Madrid could possibly support a deeper wider pit, which could increase tonnage and potentially lower costs, enhancing the economics of the Large Pit Concept.
      The Company has entered into an underwriting agreement as amended and restated as of June 27, 2006 with the Underwriters (the “Flow-Through Underwriting Agreement”) with respect to an underwritten private placement of 2,900,000 Common Shares to be issued to investors in Canada as “flow-through” shares pursuant to the Income Tax Act (Canada) (the “Flow-Through Private Placement”) at a price of $5.20 per flow-through share for gross proceeds to the Company of $15,080,000. Pursuant to the Flow-Through Underwriting Agreement, the Underwriters are to be paid an underwriting fee of 5%, or $0.26 per flow-through share. The Flow-Through Private Placement is subject to regulatory approval and is expected to be completed concurrently with the closing of the Offering. In addition to the Flow-Through Private Placement, three executive officers of Miramar have indicated their intention to subscribe for a total of an additional 89,000 flow-through shares at a price of $5.20 per flow-through share directly from the Company.
      Pursuant to the terms of a subscription agreement (the “Newmont Agreement”) entered into between the Company and Newmont Mining Corporation of Canada Limited (“Newmont”) on November 17, 2005, Newmont has the right to participate to the extent of 19.9% in any form of financing except with respect to Common Shares issued on the exercise of stock options or other rights, options and warrants that existed as of the date of the Newmont Agreement. Under the Newmont Agreement, if the Company proposes to engage in an underwritten public offering, it is to require that the lead underwriter contact Newmont and offer Newmont the right to purchase up to 19.9% of the securities offered (including securities offered which are issued pursuant to an over-allotment option) on the same terms as such securities are offered to other investors and the lead underwriter is to determine the timing of acceptance of the offer, which shall be the same as the timing for acceptance by other investors. Under the Newmont Agreement, the Company is also required to offer Newmont the right to participate up to 19.9% in the Flow-Through Private Placement. Newmont has advised the Company of its continued support for the Hope Bay Project, but it has elected not to exercise its right to participate in this Offering or the Flow-Through Private Placement.
      On May 26, 2006, the Company, MHBL and Con Ltd. were each charged by Environment Canada with five offences in relation to a spill of an estimated 19,000 litres of fuel from a storage tank on June 16, 2004 at the Windy Lake camp at the Hope Bay Project. Under the summons, each of the defendants is to appear in court at Cambridge Bay, Nunavut on August 28, 2006. MHBL is the sole operator of the Hope Bay Project and Miramar will be taking steps to have the charges that have been laid against companies other than MHBL withdrawn. The outcome of these proceedings cannot be known at this time. However, Miramar does not anticipate that they will materially adversely affect Miramar’s financial condition or results of operations, or its ability to develop the Hope Bay Project.
      In March 2006, the NIRB recommended to the Minister of Indian and Northern Affairs Canada that the Company proceed to obtain permits to authorize construction and operations on the Doris North deposit. If the Minister accepts the NIRB recommendation, the Company intends to proceed with applications for the individual permits required to build and operate a mine at Doris North. Please refer to “Risk Factors” and the risk factor entitled “The development of the Doris North deposit is subject to ministerial consent”.
      Brian Labadie, the Company’s Executive Vice President and Chief Operating Officer, has notified the Company that he will be leaving the Company once it has found a replacement for him. The Company is currently assessing candidates to replace Mr. Labadie.
      As of March 26, 2006, Dundee Precious Metals Inc. (“DPM”) owned or exercised control or direction over an aggregate of 18,917,000 Common Shares, representing approximately 10.8% of the total number of Common Shares outstanding at that date. In May 2006, DPM sold 5,000,000 Common Shares and its shareholdings in Miramar has been reduced to 13,917,545 Common Shares constituting 7.3% of the issued Common Shares as at June 22, 2006.
RISK FACTORS
      An investment in the Common Shares is speculative and involves a high degree of risk due to the nature of the Company’s business and the present stage of exploration and development of its mineral properties. The following risk factors, as well as risks not currently known to the Company, could materially adversely affect the Company’s future business, operations and financial condition and could cause them to differ materially from the estimates described in forward-looking statements relating to the Company. Prospective investors should carefully consider the following risk factors along with the other matters set out or incorporated by reference in this short form prospectus.
Risks Relating to Miramar and its Industry

Miramar has had no revenue from operations and no ongoing mining operations of any kind.
      The Company is a mineral exploration company and has no revenue from operations and no ongoing mining operations of any kind. The Company’s properties are in the exploration stage, and the Company has not defined or delineated any proven or probable mineral reserves on any of its properties with the exception of the mineral reserves identified at the Doris North deposit. Mineral exploration involves significant risk because few properties that are explored contain bodies of ore that would be commercially economic to develop into producing mines. If the Company’s current exploration programs do not result in the discovery of commercial ore, the Company may need to write-off part or all of its investment in its existing properties and it will be required to acquire additional properties in order to remain in business.
      The determination of whether any mineral deposits on the Company’s properties are economic is affected by numerous factors beyond its control. These factors include:

•	the metallurgy of the mineralization forming the mineral deposit;

•	market fluctuations for metal prices;

•	the proximity and capacity of natural resource markets and processing equipment; and

•	government regulations governing prices, taxes, royalties, land tenure, land use, importing and exporting of minerals and environmental protection.

Changes in the market price of gold and other metals, which in the past has fluctuated widely, will significantly affect the potential of Miramar’s properties.
      The potential of the Company’s properties to be economically mined is significantly affected by changes in the market price of gold. The market price of gold and other metals is volatile and is impacted by numerous factors beyond the Company’s control, including:

•	expectations with respect to the rate of inflation;

•	the relative strength of the U.S. dollar and certain other currencies;

•	interest rates;

•	global or regional political or economic conditions;

•	supply and demand for jewellery and industrial products containing metals; and

•	sales by central banks and other holders, speculators and producers of gold and other metals in response to any of the above factors.
      A decrease in the market price of gold and other metals could make it difficult or impossible to finance the exploration or development of the Hope Bay Project or cause the Company to determine that it is impractical to commence or continue exploration of its properties or development efforts if any, which would have a material adverse effect on the Company’s results of operations. There can be no assurance that the market price of gold and other metals will not decrease.

Miramar has no history of producing gold from the Hope Bay Project and there can be no assurance that it will successfully establish mining operations or profitably produce gold.
      Miramar has no history of producing gold from the Hope Bay Project. The Hope Bay Project is in the exploration stage and, with the exception of the Doris North deposit, the Company has not defined or delineated any proven or probable reserves at the Hope Bay Project. The Hope Bay Project is not currently under development. The future development of the Hope Bay Project will require board approval, additional financing, the design, construction and operation of mines, a processing plant and related infrastructure. As a result, Miramar is subject to all of the risks associated with establishing new mining operations and business enterprises including:

•	the timing and cost, which will be considerable, of the construction of mining and processing facilities; the availability and costs of skilled labour, power, water, transportation and mining equipment;

•	the availability and cost of appropriate smelting and/or refining arrangements;

•	the need to obtain necessary environmental and other governmental approvals and permits, and the timing of those approvals and permits; and

•	the availability of funds to finance construction and development activities.
      The costs, timing and complexities of mine construction and development are increased by the remote location of the Hope Bay Project. It is common in new mining operations to experience unexpected problems and delays during construction, development, and mine start-up. In addition, delays in the commencement of mineral production often occur and, once commenced, the production of a mine may not meet expectations or the estimates set forth in feasibility or other studies. Accordingly, there are no assurances that the Company will successfully establish mining operations or profitably produce gold at the Hope Bay Project.

There can be no assurance that Miramar’s exploration programs will result in the establishment of mineral reserves or the expansion of such reserves with new mineral reserves.
      The Company’s future growth and profitability will depend, in part, on its ability to identify and expand its mineral reserves through additional exploration of the Hope Bay Project and on the costs and results of continued exploration and development programs. Gold exploration is highly speculative in nature, involves many risks and frequently is not productive. Most exploration projects do not result in the discovery of commercially mineable ore deposits and no assurance can be given that any anticipated level of recovery of mineral reserves will be realized or that any identified mineral deposit will ever qualify as a commercially mineable (or viable) ore body which can be legally and economically exploited. There can be no assurance that the Company’s gold exploration efforts at the Hope Bay Project will be successful. Success in identifying and increasing reserves is the result of a number of factors, including the quality of a company’s management, its level of geological and technical expertise, the quality of land available for exploration, metal prices and other factors. The Company’s strategy is to seek to expand its identified resources through additional drilling, to define better the location and grade of known mineralization and to locate areas of additional mineralization or extensions of known mineralization. However, feasibility studies will be necessary to determine whether mineral resources qualify as commercially mineable (or viable) ore bodies. If any additional gold mineralization is discovered at the Hope Bay Project, it may take several years in the initial phases of drilling until the evaluation of such mineralization is possible, during which time the economic feasibility of the deposit may change. Substantial expenditures will be required at the Hope Bay Project to:

•	establish additional mineral reserves through drilling and metallurgical and other testing techniques and evaluation of the economic and legal feasibility of mining operations;

•	determine metal content and the optimal metallurgical recovery processes to extract the metals from the ore;

•	determine the optimal development approach for a mine; and

•	construct mining and processing facilities.
      As a result of these uncertainties, no assurance can be given that the Company’s exploration programs at the Hope Bay Project will result in the establishment or expansion of mineral reserves.

The figures for Miramar’s mineral reserves and mineral resources are estimates based on interpretation and assumptions and Miramar’s mineral deposits may yield less mineral production under actual conditions than Miramar’s estimates indicate.
      The mineralization figures presented in this short form prospectus and in the Company’s filings with securities regulatory authorities, press releases and other public statements that may be made from time to time are based upon estimates made by geologists. These estimates are imprecise and depend upon interpretation of geologic formations, grade and metallurgical characteristics, and upon statistical inferences drawn from drilling and sampling analysis, any or all of which may prove to be unreliable. Material changes in mineral resources or mineral reserves, grades, stripping ratios or recovery rates may affect the economic viability of any project. Estimates can also be affected by such factors as environmental permitting regulations and requirements, weather, environmental factors, unforeseen technical difficulties, unusual or unexpected geological formations and work interruptions. There can be no assurance that:

•	the estimates made by geologists upon which the mineralization figures presented in this short form prospectus are based will be accurate;

•	mineral resource or other mineralization figures will be accurate; or

•	this mineralization could be mined or processed profitably.
      The Company has not commenced production on the properties comprising the Hope Bay Project, and has not defined or delineated any mineral reserves on any of its properties, with the exception of the probable mineral reserves on the Doris North deposit, and mineralization estimates for the Company’s properties may require adjustments or downward revisions based upon further exploration or development work or actual production experience. It is possible that the Company may encounter unusual or unexpected geologic formations or other geological or grade problems, unanticipated changes in metallurgical characteristics and gold recovery and unanticipated ground or earth conditions. If mining operations are commenced, the grade of mineralization ultimately mined, if any, may differ from that indicated by drilling results. Estimates of mineral recovery rates used in mineral reserve and mineral resource estimates are uncertain and there can be no assurance that mineral recovery rates in small scale tests will be duplicated in large scale tests under on-site conditions or in production scale.
      The mineral reserve and mineral resource estimates contained in this short form prospectus and the documents incorporated by reference have been determined and valued based on assumed future prices, cut-off grades and operating costs that may prove to be inaccurate. Extended declines in the market prices for gold may render all or portions of the Company’s mineralization uneconomic and result in reduced reported mineralization. Any material reductions in estimates of mineralization, or of the Company’s ability to extract this mineralization, could have a material adverse effect on Miramar’s results of operations or financial condition.
      The Company has not established the presence of any proven and probable mineral reserves at any of its mineral properties other than the probable mineral reserves on the Doris North deposit. There can be no assurance that subsequent testing or future studies will establish additional mineral reserves on the Company’s properties. The failure to establish additional proven and probable mineral reserves would severely restrict the Company’s ability to successfully implement its strategies for long-term growth.

Miramar requires various permits in order to conduct its current and anticipated future operations and delays or a failure to obtain such permits, or a failure to comply with the terms of any such permits that Miramar has obtained, could have a material adverse impact on Miramar.
      Exploration and development of, and production from, any deposit at the Hope Bay Project, including the Doris North deposit, require permits from various Canadian federal, territorial and local government authorities. There can be no assurance that any required permits will be obtained in a timely manner, or at all or that they will be obtained on reasonable terms. Delays or failure to obtain, expiry of or a failure to comply with the terms of such permits could prohibit development of the Hope Bay Project and have a material adverse impact on the Company.

The development of the Doris North deposit is subject to ministerial consent.
      The development of the Doris North deposit is subject to the approval of the Minister. There can be no assurance that the Minister will give his approval, or if the Minister does approve the development of the Doris North deposit, that additional terms on such development will not be imposed.

The Company’s permits, licences and mineral rights to the Hope Bay Project may be subject to challenges by the Inuit based on the duty of the Federal Government to consult.
      In 2005, the Supreme Court of Canada determined that there is a duty on the government to consult with and, where appropriate, accommodate where government decisions have the potential to adverse affect treaty rights. The Court found that third parties are not responsible for consultation or accommodation of aboriginal interests and that this responsibility lies with government. The Hope Bay Project has been assessed by the NIRB who concluded that any impacts of the project can be mitigated and managed. Additionally, the Kitikmeot Inuit Association (“KIA”) have entered into an Inuit Impact Benefit Agreement (“IIBA”) with the Company in which the KIA consent to the Hope Bay Project. Despite all this, if the Federal Government failed to consult with the KIA before issuing any permits, licences, mineral claims, mineral leases, mineral licences or surface rights (collectively, “permits”) to the Company which were not addressed in the IIBA or by the NIRB process, there may be valid challenges to any such permits which could affect the development of the Hope Bay Project.

The Hope Bay properties are subject to the Nunavut Land Claims Agreement (“NLCA”) and ongoing operations are affected by working relationships with Inuit organizations.
      Several Nunavut Inuit organizations have agreements with MHBL and agreements will be required in the future to support development of the Hope Bay Project. The principal Inuit organizations include the KIA, which is the owner of the surface rights at the Hope Bay Project, and Nunavut Tunngavik Inc. (“NTI”), which is the owner of the mineral rights at the Doris North deposit.

      MHBL has surface access licences from KIA and will need to enter into surface leases of various portions of the Hope Bay Project to support future production activities. MHBL has negotiated the IIBA with KIA providing for certain benefits to Inuit residing in the Kitikmeot region of Nunavut. Upon receiving the approval of the Minister for the Hope Bay Project, MHBL expects to execute the IIBA with KIA; however, there can be no assurance that KIA will execute the IIBA. Miramar will need to enter into a mineral production lease with NTI over the Doris North deposit.
      Miramar believes that it enjoys good working relationships with KIA, NTI and other Inuit organizations. The loss of these good working relationships could have a material adverse effect on Miramar’s ability to carry out the development of the Hope Bay Project.

The Company is subject to significant governmental regulations.
      The Company’s operations and exploration and development activities in Canada are subject to extensive federal, territorial and local laws and regulations governing various matters, including:

•	environmental protection;

•	management and use of toxic substances and explosives;

•	management of natural resources;

•	exploration, development of mines, production and post-closure reclamation;

•	taxation and mining royalties;

•	regulations concerning business dealings with native groups;

•	labour standards and occupational health and safety, including mine safety; and

•	historic and cultural preservation.
      Failure to comply with applicable laws and regulations may result in civil or criminal fines or penalties or enforcement actions, including orders issued by regulatory or judicial authorities enjoining or curtailing operations or requiring corrective measures, installation of additional equipment or remedial actions, any of which could result in the Company incurring significant expenditures. The Company may also be required to compensate private parties suffering loss or damage by reason of a breach of such laws, regulations or permitting requirements. It is also possible that future laws and regulations, or a more stringent enforcement of current laws and regulations by governmental authorities, could cause additional expense, capital expenditures, restrictions on or suspensions of the Company’s operations and delays in the development of the Company’s properties.

Miramar’s activities are subject to environmental laws and regulations that may increase its costs of doing business and restrict its operations.
      All of Miramar’s exploration and production activities in Canada are subject to regulation by governmental agencies under various environmental laws. These laws address emissions into the air, discharges into water, management of waste, management of hazardous substances, protection of natural resources, antiquities and endangered species and reclamation of lands disturbed by mining operations. Compliance with environmental laws and regulations may require significant capital outlays on behalf of the Company and may cause material changes or delays in the Company’s intended activities. There can be no assurance that future changes in environmental regulations will not adversely affect the Company’s business, and it is possible that future changes in these laws or regulations could have a significant adverse impact on some portion of the Company’s business, causing the Company to re-evaluate those activities at that time.

Mining is inherently dangerous and subject to conditions or events beyond Miramar’s control, which could have a material adverse effect on its business.
      The business of gold mining is subject to a number of risks and hazards including environmental hazards, industrial accidents, labour disputes, cave-ins, pit wall failures, flooding, fires, rock bursts, explosions, power outages, periodic interruptions due to inclement or hazardous weather conditions, and other acts of God or unfavourable operating conditions. Such risks could result in damage to, or destruction of, mineral properties or processing facilities, personal injury or death, loss of key employees, environmental damage, delays in mining, increased production costs, monetary losses and possible legal liability.
      Where considered practical to do so, the Company maintains insurance against risks in the operation of its business in amounts which it believes to be reasonable. Such insurance, however, contains exclusions and limitations on coverage. There can be no assurance that such insurance will continue to be available, will be available at economically acceptable premiums or will be adequate to cover any resulting liability. In some cases, coverage is not available or considered too expensive relative to the perceived risk. The Company has decided to self-insure against certain risks that were formerly covered under external policies, including risks of environmental damage. The Company may suffer a material adverse effect on its business if it incurs losses related to any significant events that are not covered sufficiently or at all by its insurance policies.

Miramar will require external financing and production revenue to conduct further exploration on and development of its mineral resource properties and to develop the Doris North deposit.
      As of March 31, 2006, the Company had cash and cash equivalents of approximately Cdn$39.7 million, short term investments of approximately Cdn$27.1 million and working capital of approximately Cdn$61.1 million. The Company estimates that it will spend approximately Cdn$30 million on exploration programs and permitting expenditures related to its properties, plant and equipment at its Hope Bay Project during the next twelve months. Although the Company currently believes it has sufficient financial resources to undertake its presently planned exploration program, further exploration on and development of the Company’s mineral resource properties in Nunavut will require additional capital. In addition, a positive production decision on the Doris North deposit would require capital for project engineering and construction. Accordingly, the continuing development of the Hope Bay Project will depend upon the Company’s ability to commence production and generate material revenues and to obtain financing on reasonable terms. There is no assurance the Company will be successful in achieving profitable production and obtaining the required financing. The failure to achieve such production or to obtain such financing could have a material adverse effect on the Company’s results of operations and financial condition.

Changes in the factors underlying the Doris North feasibility study since its preparation may make the financial calculations no longer applicable; actual capital costs, operating costs, production and economic returns from the Doris North deposit may differ significantly from those Miramar has anticipated; and there are no assurances that any future development activities will result in profitable mining operations.
      The feasibility study for the Doris North deposit was prepared in January 2003. The Company expects that operating and capital costs for the development of the Doris North deposit will be significantly higher than the estimates prepared in 2003. Costs for energy generation, mine and plant equipment and materials needed for mine development have increased significantly industry-wide. The Company believes that these increases have been more than offset by increases in the price of gold since 2003. In light of the changes to these factors, the financial calculations in the 2003 feasibility study for the Doris North deposit may no longer be applicable.
      The Hope Bay Project does not have an operating history upon which the Company can base estimates of future operating costs. Prior to commencing production, studies which demonstrate the economic feasibility of the Hope Bay Project, in addition to that completed for the Doris North deposit portion of the Hope Bay Project, must be completed, all necessary permits must be obtained, a production decision must be made by Miramar’s board of directors, financing for construction and development must be arranged and construction must be completed. Studies derive estimates of cash operating costs based upon, among other things:

•	anticipated tonnage, grades and metallurgical characteristics of the ore to be mined and processed;

•	anticipated recovery rates of gold from the ore;

•	cash operating costs of comparable facilities and equipment; and

•	anticipated climatic conditions.

Because Miramar’s Hope Bay Project is located in Canada and will have production costs incurred in Canadian dollars, while gold is generally sold in United States dollars, the Hope Bay Project results could be materially adversely affected by appreciation of the Canadian dollar.
      Gold is sold throughout the world principally in United States dollars. Miramar presents its financial results in Canadian dollars and, if Miramar commences production on its Hope Bay Project, its operating costs on the Hope Bay Project will be incurred in Canadian dollars. As a result, any significant and sustained appreciation of the Canadian dollar against the United States dollar may materially reduce reported revenues from sales of gold, if any, from the Hope Bay Project. Miramar currently has no foreign exchange hedging contracts to offset currency fluctuations.

Increased competition could adversely affect Miramar’s ability to attract necessary capital funding or acquire suitable producing properties or prospects for mineral exploration in the future.
      The mining industry is intensely competitive. The Company competes with other mining companies, many of which have greater financial resources for the acquisition of mineral claims, permits and concessions as well as for the recruitment and retention of qualified employees. As a result, the Company may be unable to acquire attractive gold mining properties on terms it considers acceptable. Increased competition could adversely affect the Company’s ability to attract necessary capital funding or acquire suitable properties or prospects for mineral exploration in the future.

Title to Miramar’s mineral properties cannot be guaranteed and may be subject to prior unregistered agreements, transfers or claims and other defects.
      The Company cannot guarantee that title to its properties will not be challenged. Title insurance is generally not available for mineral properties and the Company’s ability to ensure that it has obtained secure claim to individual mineral properties or mining concessions may be severely constrained. While the Company has investigated title to all of its mineral claims and, to the best of its knowledge, title to all such mineral properties is in good standing, the mineral properties may be subject to prior unregistered agreements, transfers or claims, and title may be affected by, among other things, undetected defects. The Company has not conducted surveys of all of the claims in which it holds direct or indirect interests. A successful challenge to the precise area and location of these claims could result in the Company being unable to operate on its properties as permitted or being unable to enforce its rights with respect to its properties.

Miramar has a history of losses and expects to incur losses for the foreseeable future.
      The Company has incurred losses and may continue to incur losses for the foreseeable future. The Company incurred the following losses during each of the following periods:

•	$2.1 million for the three month period ended March 31, 2006;

•	$11 million for the year ended December 31, 2005;

•	$32.5 million for the year ended December 31, 2004; and

•	$18.5 million for the year ended December 31, 2003.
      The Company had an accumulated deficit of $212.4 million as of December 31, 2005, and an accumulated deficit of $214.6 million as of March 31, 2006.
      The Company expects to continue to incur losses unless and until such time as the Hope Bay Project enters into commercial production and generates sufficient revenues to fund continuing operations. The development of the Company’s Hope Bay Project will require the commitment of substantial financial resources. It may be several years before the Company will generate any revenues from operation if at all. There can be no assurance that the Company will realize revenue or achieve profitability.

Miramar may experience difficulty attracting and retaining qualified management and operations personnel to meet the needs of its anticipated growth, and the failure to manage Miramar’s growth effectively could have a material adverse effect on its business and financial condition.
      The Company is dependent on the services of key executives including the Company’s President and Chief Executive Officer and other highly skilled and experienced executives and personnel focused on managing the Company’s interests, the advancement of the Hope Bay Project, as well as the identification of new opportunities for growth and funding. Due to the Company’s relatively small size, the loss of these persons or the Company’s inability to attract and retain additional highly skilled employees required for the development of the Company’s activities may have a material adverse effect on the Company’s business or future operations.
      In addition, the Company anticipates that, as it brings its mineral properties into production and as the Company acquires additional mineral rights, the Company will experience significant growth in its operations. Competition for qualified management and operations personnel in the mining industry is currently intense. The Company expects this growth to create new positions and responsibilities for management personnel and to increase demands on its operating and financial systems, as well as to require the hiring of a significant number of additional operations personnel. There can be no assurance that the Company will successfully meet these demands and effectively attract and retain additional qualified personnel to manage its anticipated growth and hire enough additional operations personnel. The failure to attract such qualified personnel to manage growth effectively could have a material adverse effect on the Company’s business, financial condition and results of operations.

There are differences in U.S. and Canadian practices for reporting mineral resources.
      The Company’s resource estimates are not directly comparable to those made in filings subject to SEC reporting and disclosure requirements, as the Company generally reports mineral resources in accordance with Canadian practices. These practices are different from the practices used to report estimates of mineralization that do not constitute “reserves” in reports and other materials filed with the SEC in that the Canadian practice is to report measured, indicated and inferred mineral resources. In the United States, mineralization may not be classified as a “reserve” unless the determination has been made that the mineralization could be economically and legally produced or extracted at the time the reserve determination is made. United States investors are cautioned not to assume that all or any part of measured or indicated resources will ever be converted into reserves. Further, “inferred mineral resources” have a great amount of uncertainty as to their existence and as to whether they can be mined legally or economically. Disclosure of “contained ounces” is permitted disclosure under Canadian regulations; however, the SEC only permits issuers to report estimates of mineralization in deposits that do not constitute “reserves” as in place tonnage and grade without reference to unit measures. Accordingly, information concerning descriptions of mineralization and mineral resources contained in this short form prospectus, or in the documents incorporated herein by reference, may not be comparable to information made public by United States companies subject to the reporting and disclosure of requirements of the SEC.

Miramar has ongoing reclamation on the Con Mine and Miramar may be required to contribute more funds towards the abandonment and reclamation of the Con Mine site which could have a material adverse effect on its financial position.
      Con Ltd. has been granted various licences and permits relating to the Con Mine. As a condition of these licences and permits, Con Ltd. has an obligation to reclaim and restore areas of operation and disturbance to acceptable standards as established by the responsible government agencies. Under the terms of its water licence and other agreements, Con Ltd. has deposited into two reclamation security trusts $10.5 million for reclamation of the Con Mine. The final Closure and Reclamation Plan for the Con Mine has not yet been approved and changes to the plan could require Con Ltd. to contribute more funds to secure the abandonment and reclamation of the Con Mine site. The actual reclamation costs are currently estimated to exceed the amount deposited in the trusts by $8.6 million. Reclamation may take a number of years and standards could change, increasing costs.

There can be no assurance that the Company will not be required to fund additional remediation and reclamation work at the Con Mine site which could have a material adverse effect on the Company’s financial position.

Miramar does not currently have any ongoing reclamation on the Giant Mine or the Golden Eagle Mine but it is possible that there may be a future obligation to conduct reclamation on the Giant Mine site or the Golden Eagle Mine site, either of which could have a material adverse effect on the Company’s financial position.
      The Company previously owned the Giant Mine, a former producing underground mine located in Yellowknife, Northwest Territories, Canada. The Company owns the Golden Eagle Mine, a former producing open pit mine located near Virginia City, Nevada. The Company believes that it has satisfied its reclamation obligations with respect to the Giant Mine site and the Golden Eagle Mine site although the Company continues to monitor the Golden Eagle Mine site. However, there can be no assurance that the Company will not be required to fund additional reclamation work at the Giant Mine site or at the Golden Eagle Mine site which could have a material adverse effect on the Company’s financial position.

Miramar or its subsidiaries are from time to time a party to litigation which could have a material effect on the Company.
      The Company and its subsidiaries are currently and may in the future become involved in legal proceedings. See “Legal Proceedings”. If decided against the Company, certain of these legal proceedings could have a material adverse effect on Miramar’s results of operation and on its financial condition.
Risks Relating to the Offering

Miramar may raise funds for future operations through the issuance of Common Shares, securities convertible into Common Shares or debt instruments and such financing may result in the dilution of present and prospective shareholdings.
      In order to finance future operations, the Company may raise funds through the issuance of Common Shares or the issuance of debt instruments convertible into Common Shares. The Company cannot predict the size of future issuances of Common Shares or the issuance of debt instruments convertible into Common Shares or the effect, if any, that future issuances and sales of the Common Shares will have on the market price of the Common Shares. Any transaction involving the issuance of previously authorized but unissued Common Shares, or Common Securities convertible into Common Shares, would result in dilution, possibly substantial, to present and prospective holders of Common Shares.

The Common Shares are publicly traded and are subject to various factors that have historically made Miramar’s share price volatile.
      The market price of the Common Shares could fluctuate significantly, in which case Common Shares purchased pursuant to this Offering may not be able to be resold at or above the offering price. The market price of the Common Shares may fluctuate based on a number of factors in addition to those listed in this short form prospectus, including:

•	the Company’s operating performance and the performance of competitors and other similar companies;

•	the public’s reaction to the Company’s press releases, other public announcements and the Company’s filings with the various securities regulatory authorities;

•	changes in earnings estimates or recommendations by research analysts who track the Common Shares or the shares of other companies in the resource sector;

•	changes in general economic conditions;

•	the number of the Common Shares to be publicly traded after this offering;

•	the arrival or departure of key personnel;

•	acquisitions, strategic alliances or joint ventures involving the Company or its competitors; and

•	the factors listed under the heading “Cautionary Statement Regarding Forward-Looking Statements”.
      In addition, the market price of the Common Shares is affected by many variables not directly related to the Company’s success and are therefore not within the Company’s control, including other developments that affect the market for all resource sector shares, the breadth of the public market for the Common Shares, and the attractiveness of alternative investments. The effect of these and other factors on the market price of the Common Shares on the exchanges in which the Company trades has historically made the Company’s share price volatile and suggests that the Company’s share price will continue to be volatile in the future.

The Company does not intend to pay any cash dividends in the foreseeable future.
      The Company has not declared or paid any dividends on its Common Shares since the date the Company was incorporated. Any cash flow will be required to be reinvested in the foreseeable future to finance the growth and development of the business and the Company and does not intend to pay cash dividends on the Common Shares until such time as operational circumstances permit such payment. The payment of future cash dividends, if any, will be reviewed periodically by the Company’s board of directors and will depend upon, among other things, conditions then existing including earnings, financial condition and capital requirements, restrictions in financing agreements, business opportunities and conditions and other factors.

Miramar may be a “passive foreign investment company” under the U.S. Internal Revenue Code and if it is or becomes a “passive foreign investment company” there may be adverse U.S. federal income tax consequences for investors in the United States.
      The Company expects that it will be a PFIC for the taxable year ending December 31, 2006, and the Company expects that it may be a PFIC for subsequent taxable years. The determination of whether the Company will be a PFIC for a taxable year depends, in part, on the application of complex U.S. federal income tax rules, which are subject to differing interpretations. In addition, whether the Company will be a PFIC for the taxable year ending December 31, 2006 and each subsequent taxable year depends on the assets and income of the Company over the course of each such taxable year and, as a result, cannot be predicted with certainty as of the date of this short form prospectus.
      If the Company is or becomes a PFIC, any gain recognized on the sale of the Common Shares and any “excess distributions” (as specifically defined) paid on the Common Shares must be ratably allocated to each day in a U.S. taxpayer’s holding period for the Common Shares. The amount of any such gain or excess distribution allocated to prior years of such U.S. taxpayer’s holding period for the Common Shares generally will be subject to U.S. federal income tax at the highest tax rate applicable to ordinary income in each such prior year, and the U.S. taxpayer will be required to pay interest on the resulting tax liability for each such prior year, calculated as if such tax liability had been due in each such prior year.
      Alternatively, a U.S. taxpayer that makes a “QEF election” generally will be subject to U.S. federal income tax on such U.S. taxpayer’s pro rata share of the Company’s “net capital gain” and “ordinary earnings” (calculated under U.S. federal income tax rules), regardless of whether such amounts are actually distributed by the Company. As a second alternative, a U.S. taxpayer may make a “mark-to-market election” if the Company is a PFIC and the Common Shares are “marketable stock” (as specifically defined). A U.S. taxpayer that makes a mark-to-market election generally will include in gross income, for each taxable year in which the Company is a PFIC, an amount equal to the excess, if any, of (a) the fair market value of the Common Shares as of the close of such taxable year over (b) such U.S. taxpayer’s tax basis in such Common Shares. See “Certain Income Tax Considerations for U.S. Holders”.

Investors in the United States or in other jurisdictions outside of Canada may have difficulty bringing actions and enforcing judgments against Miramar, its directors, its executive officers and some of the experts named in this short form prospectus based on civil liability provisions of federal securities laws or other laws of the United States or any state thereof or the equivalent laws of other jurisdictions of residence.
      The Company is organized under the laws of the Province of British Columbia and its principal executive office is located in the Province of British Columbia. Many of the Company’s directors and officers, and some of the experts named in this short form prospectus, are residents of Canada or otherwise reside outside of the United States, and all or a substantial portion of their assets, and a substantial portion of the Company’s assets, are located outside of the United States. As a result, it may be difficult for investors in the United States or outside of Canada to bring an action against directors, officers or experts who are not resident in the United States or in an other jurisdiction of residence. It may also be difficult for an investor to enforce a judgment obtained in a United States court or a court of another jurisdiction of residence predicated upon the civil liability provisions of federal securities laws or other laws of the United States or any state thereof or the equivalent laws of other jurisdictions of residence against those persons or the Company. Please refer to additional information under the heading “Enforceability of Civil Liabilities” in this short form prospectus.
LEGAL PROCEEDINGS
      Con Exploration Ltd., a subsidiary of Miramar, has filed an appeal with the Canada Revenue Agency of a re-assessment notice challenging the valuation of assets transferred as part of a joint exploration transaction with an investor in 1995. Miramar agreed to compensate the investor for any shortfall in the value of the assets transferred, to a maximum of $2.7 million, plus accrued interest of approximately $2.3 million at December 31, 2005, which amounts will be payable should a ruling be made against Miramar. Miramar is proceeding to defend the valuation. However, the outcome of this matter cannot be determined at this time.
      Miramar operated the Giant Mine in Yellowknife, Northwest Territories until June 2004 through a former subsidiary, Miramar Giant Mine Ltd. An arbitrator has determined that the union members did not receive adequate notice of the closure of the mine and Miramar is obligated to pay severance to 34 former Giant Mine employees. The employees’ union has claimed severance of $989,000. Miramar has recognized a provision for financial reporting purposes of approximately $425,000 as at March 31, 2006 against this liability.
      On May 26, 2006, the Company, MHBL and Con Ltd. were each charged with five offences in relation to a spill of an estimated 19,000 litres of fuel from a storage tank on June 16, 2004 at the Windy Lake camp at the Hope Bay Project. Under the summons, each of the defendants is to appear in court of Cambridge Bay, Nunavut on August 28, 2006. MHBL is the sole operator of the Hope Bay Project and Miramar will be taking steps to have the charges that have been laid against companies other than MHBL withdrawn. The outcome of these proceedings cannot be known at this time. However, Miramar does not anticipate that they will materially adversely affect Miramar’s financial condition or results of operation, or its ability to develop the Hope Bay Project.

CONSOLIDATED CAPITALIZATION
      The following table sets forth the consolidated capitalization of the Company as at the dates indicated, and adjusted to give effect to the Offering and the Flow-Through Private Placement. The table should be read in conjunction with the audited consolidated financial statements of the Company as at and for the financial year ended December 31, 2005, including the notes thereto and management’s discussion and analysis of results of operations and financial conditions thereof, and the unaudited interim consolidated financial statements as at and for the three months ended March 31, 2006 and management’s discussion and analysis of results of operations and financial conditions thereof, each incorporated by reference in this short form prospectus.

					Outstanding as at
					March 31, 2006 after
					giving effect to the
					Offering and the Flow-
	Outstanding as at		Outstanding as at		Through Private
	December 31, 2005		March 31, 2006		Placement(1)(2)

			(Unaudited)		(Unaudited)
Common shares	$433,990,000		$431,334,000		$521,120,800	(1)
(authorized — 500,000,000 shares)	(186,301,430 shs	)	(187,539,751 shs	)	(209,639,751 shs	) (1)
Contributed surplus	$6,846,000		$9,785,000		$9,785,000
Deficit	$(212,428,000)		$(214,553,000)		$(214,553,000)

Total capitalization	$228,408,000		$226,566,000		$316,352,800

Notes:

(1)	Gives effect to the issuance of 22,100,000 Common Shares pursuant to the Offering and Flow-Through shares pursuant to the Flow-Through Private Placement less, in each case the Underwriters’ fee and estimated expenses. See “Plan of Distribution.”

(2)	In addition, an aggregate of 28,168,698 Common Shares are reserved for issuance upon the exercise of options granted to certain of the Company’s executive officers, directors and employees (6,726,478 shares), upon the exercise of previously issued share purchase warrants and brokers warrants (18,562,220 shares) and upon the exercise of the Over-Allotment Option (2,880,000 shares). In addition, 2,459,500 Common Shares have been issued since March 31, 2006.

USE OF PROCEEDS
      The net proceeds to be received by the Company pursuant to the Offering after payment of the Underwriters’ fee of $4,003,200 and after deducting the costs of the issue estimated at $600,000 will be $75,460,800. In addition, the Company will receive gross proceeds from the Flow-Through Private Placement of $15,080,000. The Company proposes to use the gross proceeds from the Flow-Through Private Placement along with approximately $15 million of unexpended funds raised pursuant to flow-through financings last year to fund the work program at the Hope Bay Project described under “Hope Bay Project — 2006 Work Program”. The Company proposes to use the net proceeds from the Offering as follows:
      Principal Purposes:

Resource in-fill and expansion drilling at the Madrid deposit as well as similar resource programs at the Boston deposit and Doris Connector zone	$26,000,000
Regional and perimeter exploration programs over the next three years with the objective of identifying new resources at the Hope Bay Project	$12,900,000
Geotechnical field studies, including drilling and sampling primarily at the Madrid deposit to establish parameters required for feasibility studies and for infrastructure location	$6,400,000
Feasibility studies on the next phases of development at the Hope Bay Project	$7,000,000
Environmental studies and permitting work to support permit applications for the next phases of development at the Hope Bay Project	$15,000,000
General corporate purposes and working capital:	$8,160,800

Total:	$75,460,800

      The Company intends to use the funds as stated in this short form prospectus; however, there may be circumstances where, on the basis of results obtained or for other sound business reasons, a re-allocation of funds may be necessary. Accordingly, management of the Company will have broad discretion in the application of the proceeds of the Offering.
PLAN OF DISTRIBUTION
      Pursuant to an amended and restated underwriting agreement dated June 27, 2006 (the “Underwriting Agreement”) between the Company and each of the Underwriters named below, the Company has agreed to sell, and the Underwriters severally have agreed to purchase, the number of Common Shares listed opposite their names below:

Underwriters	Number of Common Shares

BMO Nesbitt Burns Inc.	7,680,000
Paradigm Capital Inc.	5,760,000
Dundee Securities Corporation	2,880,000
Canaccord Capital Corporation	960,000
RBC Dominion Securities Inc.	960,000
National Bank Financial Inc.	480,000
Salman Partners Inc.	480,000

Total	19,200,000

      Subject to certain conditions in the Underwriting Agreement, the Underwriters are committed to take and pay in cash to the Company, against delivery of the certificates representing the Common Shares, for all of the Common Shares being offered, if any are taken. Closing of the Offering is expected to be on or about July 12, 2006 or any other date as may be agreed upon by the Company and the Underwriters, but in any event not later than August 16, 2006, subject to the conditions stipulated in the Underwriting Agreement.
      The obligations of the Underwriters under the Underwriting Agreement may be terminated at their discretion upon the occurrence of certain stated events, including the occurrence of an event that seriously adversely affects the Canadian, United States or international financial markets.
      The offering price of the Common Shares was determined by negotiation between the Company and the Underwriters. The Underwriting Agreement provides that the Company will pay to the Underwriters, in consideration for their services in connection with the Offering, a fee of 5% of the gross proceeds of the Offering.
      Common Shares sold by the Underwriters to the public will initially be offered at the initial price to the public set forth on the cover of this short form prospectus. If all the Common Shares are not sold at the initial price to public, the Underwriters may change the offering price and the other selling terms.
      The Company has also granted to the Underwriters an Over-Allotment Option, exercisable for a period of 30 days from the date of the closing of the Offering, to purchase up to an aggregate of 2,880,000 additional Common Shares, at a price of $4.17 per Common Share, payable in cash against delivery of such additional shares. The Over-Allotment Option is exercisable in whole or in any part only for the purpose of covering over-allotments, if any, made by the Underwriters in connection with the Offering and for market stabilization purposes. This short form prospectus qualifies the grant of the Over-Allotment Option and the distribution of any Common Shares issued and sold upon the exercise of the Over-Allotment Option.

      The following table summarizes the compensation of the Offering payable by the Company to the Underwriters:

	Per Common Share		Total

	Without	With	Without
	Over-	Over-	Over-	With Over-
	Allotment	Allotment	Allotment	Allotment
	Option	Option	Option	Option

Underwriters’ Fee	$0.2085	$0.2085	$4,003,200	$4,603,680
      This Offering is being made concurrently in the United States and in all of the provinces of Canada, except Quebec, pursuant to the multi-jurisdictional disclosure system implemented by the securities regulatory authorities in the United States and Canada. The Common Shares will be offered in the United States and Canada through the Underwriters either directly or through their respective U.S. or Canadian registered broker-dealer affiliates. Subject to applicable law, the Underwriters may offer the Common Shares outside of Canada and the United States.
      The public offering price for the Common Shares offered in Canada and in the United States is payable in Canadian dollars only.
      Pursuant to rules and policy statements of certain Canadian provincial securities commissions, the Underwriters may not, throughout the period of distribution, bid for or purchase Common Shares for their own account or for accounts over which they exercise control or direction. The foregoing restriction is subject to exceptions, on the condition that the bid or purchase is not engaged in for the purpose of creating actual or apparent active trading in, or raising the price of, the Common Shares. These exceptions include bids or purchases permitted under the Universal Market Integrity Rules for Canadian Marketplaces administered by Market Regulation Services Inc. relating to market stabilization and passive market making activities and a bid or purchase made for and on behalf of a customer where the order was not solicited during the period of distribution. Subject to the foregoing, the Underwriters may over-allot or effect transactions that stabilize or maintain the market price of the Common Shares at levels other than those that might otherwise prevail on the open market. Such transactions, if commenced, may be discontinued at any time.
      The rules of the SEC may limit the ability of the Underwriters to bid for or purchase Common Shares before the distribution of the Common Shares in the offering is completed. However, the Underwriters may engage in the following activities in accordance with these rules:

•	Stabilizing transactions permit bids to purchase the Common Shares so long as the stabilizing bids do not exceed a specified maximum.

•	Over-allotment transactions involve sales by the Underwriters of Common Shares in excess of the number of Common Shares the Underwriters are obligated to purchase, which creates a syndicate short position. The Underwriters may close out any short position by purchasing Common Shares in the open market.

•	Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the Common Shares originally sold by the syndicate member are purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.
      These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of preventing or mitigating a decline in the market price of the Common Shares, and may cause the price of the Common Shares to be higher than would otherwise exist in the open market absent such stabilizing activities. As a result, the price of the Common Shares may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the AMEX, the TSX or otherwise and, if commenced, may be discontinued at any time.
      The Company has agreed, for a period of 90 days after the date of this short form prospectus, subject to certain exceptions, not to offer, sell, contract to sell or otherwise dispose of, directly or indirectly, Common Shares or securities convertible into or exchangeable or exercisable for any Common Shares, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of Common Shares, without the prior written consent of BMO Nesbitt Burns Inc.
      The Company estimates that its total expenses of the Offering will be $600,000. The Company has agreed to reimburse the Underwriters for certain of its expenses relating to the Offering.
      The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the U.S. Securities Act of 1933, as amended, and Canadian securities laws or to contribute to payments the Underwriters may be required to make because of any of those liabilities.
      Subscriptions for Common Shares will be received subject to rejection or allotment in whole or in part and the right is reserved to close the subscription books at any time without notice. Certificates evidencing the Common Shares will be available for delivery on the closing date of the Offering.
      The outstanding Common Shares of Miramar are listed for trading on the TSX under the symbol “MAE” and on the AMEX under the symbol “MNG”. The TSX has conditionally approved the listing of the Common Shares. Listing is subject to Miramar fulfilling all of the requirements of the TSX on or before September 22, 2006. The Company has applied to have the Common Shares offered under this short form prospectus listed on AMEX. Listing will be subject to the Company fulfilling all listing requirements of AMEX.
      The Company has entered into the Flow-Through Underwriting Agreement with the Underwriters with respect to the Flow-Through Private Placement. Pursuant to the Flow-Through Underwriting Agreement, the Underwriters are to be paid an underwriting fee of 5%, or $0.26 per flow-through share. The Flow-Through Private Placement is subject to regulatory approval and is expected to be completed concurrently with the closing of the Offering.
      Newmont has advised the Company of its continued support of the Hope Bay Project, but it has elected not to exercise its right to participate in this Offering or the Flow-Through Private Placement. See “Recent Developments”.
DESCRIPTION OF SHARE CAPITAL
      The Company’s authorized capital consists of 500,000,000 Common Shares, all of which are of the same class and, once issued as fully paid and non-assessable, rank equally as to dividends, voting powers, and participation in assets and in all other respects on liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, or any other distribution of the assets of the Company among its shareholders for the purpose of winding up its affairs after the Company has paid out its liabilities. The Common Shares are not subject to call or assessment rights or any pre-emptive or conversion rights. The holders of the Common Shares are entitled to one vote for each share on all matters voted on at a meeting of the shareholders. There are no provisions for redemption, purchase for cancellation, surrender or purchase funds.
CERTAIN INCOME TAX CONSIDERATIONS FOR CANADIAN HOLDERS
      In the opinion of Gowling Lafleur Henderson LLP, counsel to the Company, and Fasken Martineau DuMoulin, LLP counsel to the Underwriters, the following is, as of the date of this short form prospectus, a summary of the principal Canadian federal income tax considerations under the Income Tax Act (Canada) (the “Tax Act”) generally applicable to holders of Common Shares acquired under the Offering who, for the purposes of the Tax Act are persons resident in Canada, and who deal at arm’s length and are not affiliated with the Company and hold their Common Shares as capital property. No part of this summary is applicable to corporations which are “financial institutions” for the purposes of the “mark to market” provisions of the Tax Act nor to any “specified financial institution” as defined in the Tax Act nor to any person or partnership an investment in which would constitute a “tax shelter” for the purposes of the Tax Act, nor to Underwriters or agents acting on behalf of the Company. The Common Shares will generally be “capital property” to a holder unless they are held in the course of carrying on a business of trading or dealing in securities or the holder is engaged in an adventure in the nature of trade with respect to such shares. Certain holders who are resident in Canada for purposes of the Tax Act and who might not otherwise be considered to hold their Common Shares as capital property may, in certain circumstances, be entitled to have them treated as capital property by making the irrevocable election permitted by subsection 39(4) of the Tax Act. Holders of Common Shares contemplating making the election permitted by subsection 39(4) of the Tax Act should consult their own independent tax advisors as such an election would affect the income tax treatment of dispositions by the holder of other Canadian securities.
      This summary is based upon the current provisions of the Tax Act and the Regulations in force as of the date hereof, all specific proposals (the “Proposed Amendments”) to amend the Tax Act or the Regulations that have been publicly announced by, or on behalf of, the Minister of Finance (Canada) prior to the date hereof, the current provisions of the Canada United States Income Tax Convention (1980) (the “Convention”), and counsels’ understanding of the current published administrative and assessing practices of the Canada Revenue Agency (the “CRA”). If the Proposed Amendments are not enacted as presently proposed or other relevant amendments to the Tax Act or Regulations come into force, the tax consequences may not be as described below in all cases.
      This summary does not take into account or anticipate any other changes to the law, whether by legislative, governmental or judicial decision or action, nor does it take into account provincial or foreign income tax legislation or considerations, which may differ from the Canadian federal income tax considerations.
      This summary is of a general nature only, is not exhaustive of all possible Canadian federal income tax considerations and is not intended to be, nor should it be construed to be, legal or tax advice to any particular holder. Therefore, holders should consult their own tax advisors with respect to their particular circumstances.
Dividends
      Dividends received or deemed to be received on the Common Shares will be included in computing the holder’s income. In the case of an individual holder such dividends will be subject to the gross-up and federal dividend tax credit rules applicable in respect of taxable dividends received from taxable Canadian corporations. Proposed Amendments to enhance the dividend gross-up and tax credit mechanism will, if enacted as currently proposed, apply to eligible dividends paid after 2005 by public corporations that are taxable Canadian corporations. Dividends received by a corporation on the Common Shares must be included in computing its income but generally will be deductible in computing its taxable income. Private corporations (as defined in the Tax Act) and certain other corporations controlled by or for the benefit of an individual (other than a trust) or related group of individuals (other than trusts) generally will be liable to pay a 33 1/3 % refundable tax under Part IV of the Tax Act on dividends to the extent such dividends are deductible in computing taxable income. This refundable tax generally will be refunded to a corporate holder at the rate of $1 for every $3 of taxable dividends paid while it is a private corporation.
Disposition of Common Shares
      Upon a disposition (or a deemed disposition) of a Common Share, a holder generally will realize a capital gain (or a capital loss) equal to the amount by which the proceeds of disposition of such share, net of any reasonable costs of disposition, are greater (or are less) than the adjusted cost base of such share to the holder. One half of any capital gain will be included in income as a taxable capital gain. One half of any capital loss may generally be deducted as an allowable capital loss against taxable capital gains realized in the year of disposition, any of the three preceding taxation years or any subsequent taxation year, subject to detailed provisions of the Tax Act. Holders should consult their own tax advisors in this regard.
      The amount of any capital loss realized on the disposition or deemed disposition of Common Shares by a holder that is a corporation may be reduced by the amount of dividends received or deemed to have been received by it on such shares or shares substituted for such shares to the extent and in the circumstances prescribed by the Tax Act. Similar rules may apply where a holder that is a corporation is a member of a partnership or beneficiary of a trust that owns such shares or that is itself a member of a partnership or a beneficiary of a trust that owns such shares. Holders that are corporations should consult their own tax advisors in this regard.

      A holder that is throughout the relevant taxation year a “Canadian controlled private corporation” (as defined in the Tax Act) also may be liable to pay an additional refundable tax of 6 2/3 % on its “aggregate investment income” for the year which will include taxable capital gains. This refundable tax generally will be refunded to a corporate holder at the rate of $1 for every $3 of taxable dividends paid while it is a private corporation.
Minimum Tax on Individuals
      The Tax Act provides for an alternative minimum income tax applicable to individuals (including certain trusts and estates) resident in Canada, which is computed by reference to an adjusted taxable income amount under which certain items are not deductible or exempt. The full amount of capital gains (net of capital losses) and actual amount of taxable dividends (not including any gross up or dividend tax credit) is included in the adjusted taxable income amount for the purposes of the calculation of the alternative minimum tax. Any additional tax payable by an individual under the minimum tax provisions may be carried forward and applied against certain tax otherwise payable in any of the seven immediately following taxation years; however, this carry forward amount will only be creditable in a particular year to the extent that the individual’s tax payable for the year, calculated without reference to the minimum tax provisions, exceeds the tax payable under the minimum tax provisions for the year.

CERTAIN INCOME TAX CONSIDERATIONS FOR U.S. HOLDERS
Canadian Federal Income Tax Considerations
      The following summary is generally applicable to holders who (i) for the purposes of the Tax Act have not been and will not be deemed to be resident in Canada at any time while they hold Common Shares and who do not use or hold the Common Shares in carrying on a business in Canada; and (ii) are residents of the United States for purposes of the Convention (“U.S. Holders”). Special rules, which are not discussed in this summary, may apply to a U.S. Holder that is an insurer carrying on business in Canada and elsewhere.
      This summary is based upon the current provisions of the Tax Act and the Regulations in force as of the date hereof, the Proposed Amendments and the current provisions of the Convention. If the Proposed Amendments are not enacted as presently proposed or other relevant amendments to the Tax Act or Regulations come into force, the tax consequences may not be as described below in all cases.
      This summary does not take into account or anticipate any other changes to the law, whether by legislative, governmental or judicial decision or action, nor does it take into account provincial, territorial or foreign income tax legislation or considerations, which may differ from the Canadian federal income tax considerations.
      This summary is of a general nature only, is not exhaustive of all possible Canadian federal income tax considerations and is not intended to be, nor should it be construed to be, legal or tax advice to any particular U.S. Holder. Therefore, U.S. Holders should consult their own tax advisors with respect to their particular circumstances.
      Dividends paid or credited or deemed under the Tax Act to be paid or credited to a U.S. Holder will, in accordance with the Convention, generally be subject to Canadian withholding tax at the rate of 15%. This rate is reduced to 5% in the case of a U.S. Holder that is a corporation that is the beneficial owner of at least 10% of the voting stock of the Company.
      A U.S. Holder, whose Common Shares constitute capital property to such Holder, will not be subject to tax under the Tax Act in respect of any capital gain arising on a disposition or deemed disposition of Common Shares unless the Common Shares constitute “taxable Canadian property” of the U.S. Holder within the meaning of the Tax Act and the U.S. Holder is not entitled otherwise to relief under the Convention. Generally, Common Shares will not constitute taxable Canadian property of a U.S. Holder provided that (i) the Common Shares are listed on a prescribed stock exchange (which currently includes the TSX and AMEX) for the purposes of the Tax Act at the time of disposition; and (ii) at no time during the 60 month period immediately preceding the disposition of the Common Shares were 25% or more of the issued shares of any class or series of the capital stock of the Company owned by the U.S. Holder, by persons with whom the U.S. Holder did not deal at arm’s length, or by the U.S. Holder together with such persons.
      Under the Convention, capital gains derived by a U.S. Holder from the disposition of Common Shares which constitute taxable Canadian property to the U.S. Holder, generally will qualify for exemption from Canadian tax unless the value of the Company’s shares is derived principally from “real property situated in Canada”. For purposes of the Convention, “real property situated in Canada” includes rights to explore for or to exploit mineral deposits, sources and other natural resources and rights to amounts computed by reference to the amount or value of production from such resources in Canada.
      A disposition or deemed disposition of Common Shares by a U.S. Holder whose Common Shares are taxable Canadian property and who is not entitled to an exemption under the Convention will give rise to a capital gain (or a capital loss) equal to the amount, if any, by which the proceeds of disposition, less the reasonable costs of disposition, exceed (or are less than) the adjusted cost base of the Common Shares to the U.S. Holder at the time of the actual or deemed disposition. Generally, one half of any capital gain realized will be treated as taxable income earned in Canada. One-half of any capital loss will be deductible, subject to certain limitations, against taxable capital gains from dispositions of taxable Canadian property (other than treaty protected property), in the year of disposition or the three preceding years or any subsequent year in accordance with the detailed provisions in the Tax Act. U.S. Holders to whom these rules may be relevant should consult their own tax advisors in this regard.

U.S. Federal Income Tax Consequences
      The following is a summary of the material U.S. federal income tax consequences to a U.S. Holder (as defined below) arising from and relating to the acquisition, ownership, and disposition of Common Shares acquired pursuant to this short form prospectus.
      This summary is for general information purposes only and does not purport to be a complete analysis or listing of all potential U.S. federal income tax consequences that may apply to a U.S. Holder as a result of the acquisition, ownership, and disposition of Common Shares. In addition, this summary does not take into account the individual facts and circumstances of any particular U.S. Holder that may affect the U.S. federal income tax consequences of the acquisition, ownership, and disposition of Common Shares. Accordingly, this summary is not intended to be, and should not be construed as, legal or U.S. federal income tax advice with respect to any U.S. Holder. Each U.S. Holder should consult its own tax advisor regarding the U.S. federal income, U.S. state and local, and foreign tax consequences of the acquisition, ownership, and disposition of Common Shares.
      No legal opinion from U.S. legal counsel or ruling from the Internal Revenue Service (the “IRS”) has been requested, or will be obtained, regarding the U.S. federal income tax consequences of the acquisition, ownership, and disposition of Common Shares. This summary is not binding on the IRS, and the IRS is not precluded from taking a position that is different from, and contrary to, the positions taken in this summary. In addition, because the authorities on which this summary is based are subject to various interpretations, the IRS and the U.S. courts could disagree with one or more of the positions taken in this summary.
Notice Pursuant to IRS Circular 230
      Anything contained in this summary concerning any U.S. federal tax issue is not intended or written to be used, and it cannot be used by a U.S. Holder, for the purpose of avoiding U.S. federal tax penalties under the Code (as defined below). This summary was written to support the promotion or marketing of the transactions or matters addressed by this short form prospectus. Each U.S. Holder should seek U.S. federal tax advice, based on such U.S. Holder’s particular circumstances, from an independent tax advisor.
Scope of this Summary

Authorities
      This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations (whether final, temporary, or proposed), published rulings of the IRS, published administrative positions of the IRS, the Convention Between Canada and the United States of America with Respect to Taxes on Income and on Capital, signed September 26, 1980, as amended (the “Canada-U.S. Tax Convention”), and U.S. court decisions that are applicable and, in each case, as in effect and available, as of the date of this short form prospectus. Any of the authorities on which this summary is based could be changed in a material and adverse manner at any time, and any such change could be applied on a retroactive basis. This summary does not discuss the potential effects, whether adverse or beneficial, of any proposed legislation that, if enacted, could be applied on a retroactive basis.

U.S. Holders
      For purposes of this summary, a “U.S. Holder” is a beneficial owner of Common Shares that, for U.S. federal income tax purposes, is (a) an individual who is a citizen or resident of the U.S., (b) a corporation or partnership or any other entity classified as a corporation or partnership for U.S. federal income tax purposes, that is created or organized in or under the laws of the U.S., any state in the U.S., or the District of Columbia, (c) an estate if the income of such estate is subject to U.S. federal income tax regardless of the source of such income, or (d) a trust if (i) such trust has validly elected to be treated as a U.S. person for U.S. federal income tax purposes or (ii) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of such trust.
      If an entity that is classified as a partnership for U.S. federal income tax purposes holds Common Shares, the U.S. federal income tax consequences of the acquisition, ownership, and disposition of Common Shares to such partnership and the partners of such partnership generally will depend on the activities of the partnership and the status of such partners. Partners of entities that are classified as partnerships for U.S. federal income tax purposes, and such partnerships, should consult their own tax advisors regarding the U.S. federal income tax consequences of the acquisition, ownership, and disposition of Common Shares.

Non-U.S. Holders
      For purposes of this summary, a “non-U.S. Holder” is a beneficial owner of Common Shares other than a U.S. Holder. This summary does not address the U.S. federal income tax consequences of the acquisition, ownership, and disposition of Common Shares to non-U.S. Holders. Accordingly, a non-U.S. Holder should consult its own tax advisor regarding the U.S. federal income, U.S. state and local, and foreign tax consequences (including the potential application of and operation of any income tax treaties) of the acquisition, ownership, and disposition of Common Shares.

U.S. Holders Subject to Special U.S. Federal Income Tax Rules Not Addressed
      This summary does not address the U.S. federal income tax consequences of the acquisition, ownership, and disposition of Common Shares to U.S. Holders that are subject to special provisions under the Code, including the following U.S. Holders: (a) U.S. Holders that are tax-exempt organizations, qualified retirement plans, individual retirement accounts, or other tax-deferred accounts; (b) U.S. Holders that are financial institutions, insurance companies, real estate investment trusts, or regulated investment companies; (c) U.S. Holders that are dealers in securities or currencies or U.S. Holders that are traders in securities that elect to apply a mark-to-market accounting method; (d) certain former citizens or long-term residents of the U.S.; (e) U.S. Holders that have a “functional currency” other than the U.S. dollar; (f) U.S. Holders that are liable for the alternative minimum tax under the Code; (g) U.S. Holders that own Common Shares as part of a straddle, hedging transaction, conversion transaction, constructive sale, or other arrangement involving more than one position; (h) U.S. Holders that acquired Common Shares in connection with the exercise of employee stock options or otherwise as compensation for services; (i) U.S. Holders that hold Common Shares other than as a capital asset within the meaning of Section 1221 of the Code; or (j) U.S. Holders that own (directly, indirectly, or constructively) 10% or more of the total combined voting power of all classes of shares of the Company entitled to vote. U.S. Holders that are subject to special provisions under the Code, including U.S. Holders described immediately above, should consult their own tax advisors regarding the U.S. federal income tax consequences of the acquisition, ownership, and disposition of Common Shares.

Tax Consequences Other than U.S. Federal Income Tax Consequences Not Addressed
      This summary does not address the U.S. state and local, U.S. federal estate and gift, or foreign tax consequences to U.S. Holders of the acquisition, ownership, and disposition of Common Shares. Each U.S. Holder should consult its own tax advisor regarding the U.S. state and local, U.S. federal estate and gift, and foreign tax consequences of the acquisition, ownership, and disposition of Common Shares.
U.S. Federal Income Tax Consequences of the Acquisition, Ownership and Disposition of Common Shares

Distributions on Common Shares

General Taxation of Distributions
      Subject to the “passive foreign investment company” rules discussed below, a U.S. Holder that receives a distribution, including a constructive distribution, with respect to the Common Shares will be required to include the amount of such distribution in gross income as a dividend (without reduction for any Canadian income tax withheld from such distribution) to the extent of the current or accumulated “earnings and profits” of the Company. To the extent that a distribution exceeds the current and accumulated “earnings and profits” of the Company, such distribution will be treated (a) first, as a tax-free return of capital to the extent of a U.S. Holder’s tax basis in the Common Shares and, (b) thereafter, as gain from the sale or exchange of such Common Shares. (See “Disposition of Common Shares” below).

Reduced Tax Rates for Certain Dividends
      For taxable years beginning before January 1, 2011, a dividend paid by the Company generally will be taxed at the preferential tax rates applicable to long-term capital gains if (a) the Company is a “qualified foreign corporation” (as defined below), (b) the U.S. Holder receiving such dividend is an individual, estate, or trust, and (c) such dividend is paid on Common Shares that have been held by such U.S. Holder for at least 61 days during the 121-day period beginning 60 days before the “ex-dividend date.”
      The Company generally will be a “qualified foreign corporation” under Section 1(h)(11) of the Code (a “QFC”) if (a) the Company is incorporated in a possession of the U.S., (b) the Company is eligible for the benefits of the Canada-U.S. Tax Convention, or (c) the Common Shares are readily tradable on an established securities market in the U.S. However, even if the Company satisfies one or more of such requirements, the Company will not be treated as a QFC if the Company is a “passive foreign investment company” (as defined below) for the taxable year during which the Company pays a dividend or for the preceding taxable year. In 2003, the U.S. Department of the Treasury (the “Treasury”) and the IRS announced that they intended to issue Treasury Regulations providing procedures for a foreign corporation to certify that it is a QFC. Although these Treasury Regulations have not yet been issued, the Treasury and the IRS have confirmed their intention to issue these Treasury Regulations. It is expected that these Treasury Regulations will obligate persons required to file information returns to report a dividend paid by a foreign corporation as a dividend from a QFC if the foreign corporation has, among other things, certified under penalties of perjury that the foreign corporation was not a “passive foreign investment company” for the taxable year during which the foreign corporation paid the dividend or for the preceding taxable year.
      As discussed below, the Company expects that it will be a “passive foreign investment company” for the taxable year ending December 31, 2006, and the Company expects that it may be a “passive foreign investment company” for subsequent taxable years. (See “Passive Foreign Investment Company” below). Accordingly, the Company does not expect to be a QFC for the taxable year ending December 31, 2006, and the Company may not be a QFC for subsequent taxable years.
      If the Company is not a QFC, a dividend paid by the Company to a U.S. Holder, including a U.S. Holder that is an individual, estate, or trust, generally will be taxed at ordinary income tax rates (and not at the preferential tax rates applicable to long-term capital gains). The dividend rules are complex, and each U.S. Holder should consult its own tax advisor regarding the dividend rules.

Distributions Paid in Foreign Currency
      The amount of a distribution received on the Common Shares in foreign currency generally will be equal to the U.S. dollar value of such distribution based on the exchange rate applicable on the date of receipt. A U.S. Holder that does not convert foreign currency received as a distribution into U.S. dollars on the date of receipt generally will have a tax basis in such foreign currency equal to the U.S. dollar value of such foreign currency on the date of receipt. Such a U.S. Holder generally will recognize ordinary income or loss on the subsequent sale or other taxable disposition of such foreign currency (including an exchange for U.S. dollars).

Dividends Received Deduction
      Dividends received on the Common Shares generally will not be eligible for the “dividends received deduction.” The availability of the dividends received deduction is subject to complex limitations that are beyond the scope of this summary, and a U.S. Holder that is a corporation should consult its own tax advisor regarding the dividends received deduction.

Disposition of Common Shares
      A U.S. Holder will recognize gain or loss on the sale or other taxable disposition of Common Shares in an amount equal to the difference, if any, between (a) the amount of cash plus the fair market value of any property received and (b) such U.S. Holder’s adjusted tax basis in the Common Shares sold or otherwise disposed of. Subject to the “passive foreign investment company” rules discussed below, any such gain or loss generally will be capital gain or loss, which will be long-term capital gain or loss if the Common Shares are held for more than one year.
      Preferential tax rates apply to long-term capital gains of a U.S. Holder that is an individual, estate, or trust. There currently are no preferential tax rates for long-term capital gains of a U.S. Holder that is a corporation. Deductions for capital losses are subject to significant limitations under the Code.

Foreign Tax Credit
      A U.S. Holder that pays (whether directly or through withholding) Canadian income tax with respect to dividends received on the Common Shares generally will be entitled, at the election of such U.S. Holder, to receive either a deduction or a credit for such Canadian income tax paid. Generally, a credit will reduce a U.S. Holder’s U.S. federal income tax liability on a dollar-for-dollar basis, whereas a deduction will reduce a U.S. Holder’s income subject to U.S. federal income tax. This election is made on a year-by-year basis and applies to all foreign taxes paid (whether directly or through withholding) by a U.S. Holder during a taxable year.
      Complex limitations apply to the foreign tax credit, including the general limitation that the credit cannot exceed the proportionate share of a U.S. Holder’s U.S. federal income tax liability that such U.S. Holder’s “foreign source” taxable income bears to such U.S. Holder’s worldwide taxable income. In applying this limitation, a U.S. Holder’s various items of income and deduction must be classified, under complex rules, as either “foreign source” or “U.S. source.” In addition, this limitation is calculated separately with respect to specific categories of income (including “passive income,” “high withholding tax interest,” “financial services income,” “general income,” and certain other categories of income). Gain or loss recognized by a U.S. Holder on the sale or other taxable disposition of Common Shares generally will be treated as “U.S. source” for purposes of applying the foreign tax credit rules. Dividends received on the Common Shares generally will be treated as “foreign source” and generally will be categorized as “passive income” or, in the case of certain U.S. Holders, “financial services income” for purposes of applying the foreign tax credit rules. However, for taxable years beginning after December 31, 2006, the foreign tax credit limitation categories are reduced to “passive category income” and “general category income” (and the other categories of income, including “financial services income,” are eliminated). The foreign tax credit rules are complex, and each U.S. Holder should consult its own tax advisor regarding the foreign tax credit rules.

Information Reporting; Backup Withholding Tax
      Payments made within the U.S., or by a U.S. payor or U.S. middleman, of dividends on, or proceeds arising from the sale or other taxable disposition of, Common Shares generally will be subject to information reporting and backup withholding tax, at the rate of 28%, if a U.S. Holder (a) fails to furnish such U.S. Holder’s correct U.S. taxpayer identification number (generally on Form W-9), (b) furnishes an incorrect U.S. taxpayer identification number, (c) is notified by the IRS that such U.S. Holder has previously failed to properly report items subject to backup withholding tax, or (d) fails to certify, under penalty of perjury, that such U.S. Holder has furnished its correct U.S. taxpayer identification number and that the IRS has not notified such U.S. Holder that it is subject to backup withholding tax. However, U.S. Holders that are corporations generally are excluded from these information reporting and backup withholding tax rules. Any amounts withheld under the U.S. backup withholding tax rules will be allowed as a credit against a U.S. Holder’s U.S. federal income tax liability, if any, or will be refunded, if such U.S. Holder furnishes required information to the IRS. Each U.S. Holder should consult its own tax advisor regarding the information reporting and backup withholding tax rules.

Passive Foreign Investment Company
      The Company generally will be a “passive foreign investment company” under Section 1297(a) of the Code (a “PFIC”) if, for a taxable year, (a) 75% or more of the gross income of the Company for such taxable year is passive income or (b) on average, 50% or more of the assets held by the Company either produce passive income or are held for the production of passive income, based on the fair market value of such assets (or on the adjusted tax basis of such assets, if the Company is not publicly traded and either is a “controlled foreign corporation” or makes an election). “Passive income” includes, for example, dividends, interest, certain rents and royalties, certain gains from the sale of stock and securities, and certain gains from commodities transactions. However, for transactions entered into after December 31, 2004, active business gains arising from the sale or exchange of commodities by the Company generally are excluded from “passive income” if substantially all of the Company’s commodities are (a) stock in trade of the Company or other property of a kind that would properly be included in inventory of the Company, or property held by the Company primarily for sale to customers in the ordinary course of business, (b) property used in the trade or business of the Company that would be subject to the allowance for depreciation under section 167 of the Code, or (c) supplies of a type regularly used or consumed by the Company in the ordinary course of its trade or business.
      For purposes of the PFIC income test and asset test described above, if the Company owns, directly or indirectly, 25% or more of the total value of the outstanding shares of another foreign corporation, the Company will be treated as if it (a) held a proportionate share of the assets of such other foreign corporation and (b) received directly a proportionate share of the income of such other foreign corporation. In addition, for purposes of the PFIC income test and asset test described above, “passive income” does not include any interest, dividends, rents, or royalties that are received or accrued by the Company from a “related person” (as defined in Section 954(d)(3) of the Code), to the extent such items are properly allocable to the income of such related person that is not passive income.
      The Company expects that it will be a PFIC for the taxable year ending December 31, 2006, and the Company expects that it may be a PFIC for subsequent taxable years. The determination of whether the Company will be a PFIC for a taxable year depends, in part, on the application of complex U.S. federal income tax rules, which are subject to various interpretations. In addition, whether the Company will be a PFIC for the taxable year ending December 31, 2006 and each subsequent taxable year depends on the assets and income of the Company over the course of each such taxable year and, as a result, cannot be predicted with certainty as of the date of this short form prospectus. Accordingly, there can be no assurance that the IRS will not challenge the determination made by the Company concerning its PFIC status or that the Company will not be a PFIC for any taxable year.
Default PFIC Rules Under Section 1291 of the Code
      If the Company is a PFIC, the U.S. federal income tax consequences to a U.S. Holder of the acquisition, ownership, and disposition of Common Shares will depend on whether such U.S. Holder makes an election to treat the Company as a “qualified electing fund” or “QEF” under Section 1295 of the Code (a “QEF Election”) or a mark-to-market election under Section 1296 of the Code (a “Mark-to-Market Election”). A U.S. Holder that does not make either a QEF Election or a Mark-to-Market Election will be referred to in this summary as a “Non-Electing U.S. Holder.”
      A Non-Electing U.S. Holder will be subject to the rules of Section 1291 of the Code with respect to (a) any gain recognized on the sale or other taxable disposition of Common Shares and (b) any excess distribution received on the Common Shares. A distribution generally will be an “excess distribution” to the extent that such distribution (together with all other distributions received in the current taxable year) exceeds 125% of the average distributions received during the three preceding taxable years (or during a U.S. Holder’s holding period for the Common Shares, if shorter).
      Under Section 1291 of the Code, any gain recognized on the sale or other taxable disposition of Common Shares, and any excess distribution received on the Common Shares, must be ratably allocated to each day in a Non-Electing U.S. Holder’s holding period for the Common Shares. The amount of any such gain or excess distribution allocated to prior years of such Non-Electing U.S. Holder’s holding period for the Common Shares (other than years prior to the first taxable year of the Company beginning after December 31, 1986 for which the Company was not a PFIC) will be subject to U.S. federal income tax at the highest tax rate applicable to ordinary income in each such prior year. A Non-Electing U.S. Holder will be required to pay interest on the resulting tax liability for each such prior year, calculated as if such tax liability had been due in each such prior year. Such a Non-Electing U.S. Holder that is not a corporation must treat any such interest paid as “personal interest,” which is not deductible. The amount of any such gain or excess distribution allocated to the current year of such Non-Electing U.S. Holder’s holding period for the Common Shares will be treated as ordinary income in the current year, and no interest charge will be incurred with respect to the resulting tax liability for the current year.

      If the Company is a PFIC for any taxable year during which a Non-Electing U.S. Holder holds Common Shares, the Company will continue to be treated as a PFIC with respect to such Non-Electing U.S. Holder, regardless of whether the Company ceases to be a PFIC in one or more subsequent taxable years. A Non-Electing U.S. Holder may terminate this deemed PFIC status by electing to recognize gain (which will be taxed under the rules of Section 1291 of the Code discussed above) as if such Common Shares were sold on the last day of the last taxable year for which the Company was a PFIC.
      In addition, if the Company is a PFIC and owns shares of another foreign corporation that also is a PFIC, under certain indirect ownership rules, a disposition by the Company of the shares of such other foreign corporation or a distribution received by the Company from such other foreign corporation generally will be treated as an indirect disposition by a U.S. Holder or an indirect distribution received by a U.S. Holder, subject to the rules of Section 1291 of the Code discussed above. To the extent that gain recognized on the actual disposition by a U.S. Holder of Common Shares or income recognized by a U.S. Holder on an actual distribution received on the Common Shares was previously subject to U.S. federal income tax under these indirect ownership rules, such amount generally should not be subject to U.S. federal income tax.

QEF Election
      The procedure for making a QEF Election, and the U.S. federal income tax consequences of making a QEF Election, will depend on whether such QEF Election is timely. A QEF Election generally will be “timely” if it is made for the first year in a U.S. Holder’s holding period for the Common Shares in which the Company is a PFIC. In this case, a U.S. Holder may make a timely QEF Election by filing the appropriate QEF Election documents with such U.S. Holder’s U.S. federal income tax return for such first year. However, if the Company was a PFIC in a prior year in a U.S. Holder’s holding period for the Common Shares, then in order to be treated as making a “timely” QEF Election, such U.S. Holder must elect to recognize gain (which will be taxed under the rules of Section 1291 of the Code discussed above) as if the Common Shares were sold on the qualification date for an amount equal to the fair market value of the Common Shares on the qualification date. The “qualification date” is the first day of the first taxable year in which the Company was a QEF with respect to such U.S. Holder. In addition, under very limited circumstances, a U.S. Holder may make a retroactive QEF Election if such U.S. Holder failed to file the QEF Election documents in a timely manner.
      A QEF Election will apply to the taxable year for which such QEF Election is made and to all subsequent taxable years, unless such QEF Election is invalidated or terminated or the IRS consents to revocation of such QEF Election. If a U.S. Holder makes a QEF Election and, in a subsequent taxable year, the Company ceases to be a PFIC, the QEF Election will remain in effect (although it will not be applicable) during those taxable years in which the Company is not a PFIC. Accordingly, if the Company becomes a PFIC in another subsequent taxable year, the QEF Election will be effective and the U.S. Holder will be subject to the QEF rules described above during any such subsequent taxable year in which the Company qualifies as a PFIC. In addition, the QEF Election will remain in effect (although it will not be applicable) with respect to a U.S. Holder even after such U.S. Holder disposes of all of such U.S. Holder’s direct and indirect interest in the Common Shares. Accordingly, if such U.S. Holder reacquires an interest in the Company, such U.S. Holder will be subject to the QEF rules described above for each taxable year in which the Company is a PFIC.
      A U.S. Holder that makes a timely QEF Election generally will not be subject to the rules of Section 1291 of the Code discussed above. For example, a U.S. Holder that makes a timely QEF Election generally will recognize capital gain or loss on the sale or other taxable disposition of Common Shares.
      However, for each taxable year in which the Company is a PFIC, a U.S. Holder that makes a QEF Election will be subject to U.S. federal income tax on such U.S. Holder’s pro rata share of (a) the net capital gain of the Company, which will be taxed as long-term capital gain to such U.S. Holder, and (b) and the ordinary earnings of the Company, which will be taxed as ordinary income to such U.S. Holder. Generally, “net capital gain” is the excess of (a) net long-term capital gain over (b) net short-term capital loss, and “ordinary earnings” are the excess of (a) “earnings and profits” over (b) net capital gain. A U.S. Holder that makes a QEF Election will be subject to U.S. federal income tax on such amounts for each taxable year in which the Company is a PFIC, regardless of whether such amounts are actually distributed to such U.S. Holder by the Company. However, a

U.S. Holder that makes a QEF Election may, subject to certain limitations, elect to defer payment of current U.S. federal income tax on such amounts, subject to an interest charge. If such U.S. Holder is not a corporation, any such interest paid will be treated as “personal interest,” which is not deductible.
      A U.S. Holder that makes a QEF Election generally (a) may receive a tax-free distribution from the Company to the extent that such distribution represents “earnings and profits” of the Company that were previously included in income by the U.S. Holder because of such QEF Election and (b) will adjust such U.S. Holder’s tax basis in the Common Shares to reflect the amount included in income or allowed as a tax-free distribution because of such QEF Election.
      The Company currently intends to provide, for each taxable year that the Company is a PFIC, each U.S. Holder that has made a QEF Election with (a) a “PFIC Annual Information Statement” as described in Treasury Regulation Section 1.1295-1(g) and (b) all additional information that such U.S. Holder is required to obtain in connection with maintaining such QEF Election. Each U.S. Holder should consult its own tax advisor regarding the availability of, and procedure for making, a QEF Election.

Mark-to-Market Election
      A U.S. Holder may make a Mark-to-Market Election only if the Common Shares are marketable stock. The Common Shares generally will be “marketable stock” if the Common Shares are regularly traded on a qualified exchange or other market. For this purpose, a “qualified exchange or other market” includes (a) a national securities exchange that is registered with the Securities and Exchange Commission, (b) the national market system established pursuant to section 11A of the Securities and Exchange Act of 1934, or (c) a foreign securities exchange that is regulated or supervised by a governmental authority of the country in which the market is located, provided that (i) such foreign exchange has trading volume, listing, financial disclosure, surveillance, and other requirements designed to prevent fraudulent and manipulative acts and practices, remove impediments to and perfect the mechanism of a free, open, fair, and orderly market, and protect investors (and the laws of the country in which the foreign exchange is located and the rules of the foreign exchange ensure that such requirements are actually enforced) and (ii) the rules of such foreign exchange effectively promote active trading of listed stocks. If the Common Shares are traded on such a qualified exchange or other market, the Common Shares generally will be “regularly traded” for any calendar year during which the Common Shares are traded, other than in de minimis quantities, on at least 15 days during each calendar quarter.
      A Mark-to-Market Election applies to the taxable year in which such Mark-to-Market Election is made and to each subsequent taxable year, unless the Common Shares cease to be “marketable stock” or the IRS consents to revocation of such election. Each U.S. Holder should consult its own tax advisor regarding the availability of, and procedure for making, a Mark-to-Market Election.
      A U.S. Holder that makes a Mark-to-Market Election generally will not be subject to the rules of Section 1291 of the Code discussed above. However, if a U.S. Holder makes a Mark-to-Market Election after the beginning of such U.S. Holder’s holding period for the Common Shares and such U.S. Holder has not made a timely QEF Election, the rules of Section 1291 of the Code discussed above will apply to certain dispositions of, and distributions on, the Common Shares.
      A U.S. Holder that makes a Mark-to-Market Election will include in ordinary income, for each taxable year in which the Company is a PFIC, an amount equal to the excess, if any, of (a) the fair market value of the Common Shares as of the close of such taxable year over (b) such U.S. Holder’s adjusted tax basis in such Common Shares. A U.S. Holder that makes a Mark-to-Market Election will be allowed a deduction in an amount equal to the lesser of (a) the excess, if any, of (i) such U.S. Holder’s adjusted tax basis in the Common Shares over (ii) the fair market value of such Common Shares as of the close of such taxable year or (b) the excess, if any, of (i) the amount included in ordinary income because of such Mark-to-Market Election for prior taxable years over (ii) the amount allowed as a deduction because of such Mark-to-Market Election for prior taxable years.
      A U.S. Holder that makes a Mark-to-Market Election generally will adjust such U.S. Holder’s tax basis in the Common Shares to reflect the amount included in gross income or allowed as a deduction because of such Mark-to-Market Election. In addition, upon a sale or other taxable disposition of Common Shares, a U.S. Holder that makes a Mark-to-Market Election will recognize ordinary income or loss (not to exceed the excess, if any, of (a) the amount included in ordinary income because of such Mark-to-Market Election for prior taxable years over (b) the amount allowed as a deduction because of such Mark-to-Market Election for prior taxable years).

Other PFIC Rules
      Under Section 1291(f) of the Code, the IRS has issued proposed Treasury Regulations that, subject to certain exceptions, would cause a U.S. Holder that had not made a timely QEF Election to recognize gain (but not loss) upon certain transfers of Common Shares that would otherwise be tax-deferred (such as gifts and exchanges pursuant to tax-deferred reorganizations under Section 368 of the Code). However, the specific U.S. federal income tax consequences to a U.S. Holder may vary based on the manner in which Common Shares are transferred.
      Certain additional adverse rules will apply with respect to a U.S. Holder if the Company is a PFIC, regardless of whether such U.S. Holder makes a QEF Election. For example under Section 1298(b)(6) of the Code, a U.S. Holder that uses Common Shares as security for a loan will, except as may be provided in Treasury Regulations, be treated as having made a taxable disposition of such Common Shares.
      The PFIC rules are complex, and each U.S. Holder should consult its own tax advisor regarding the PFIC rules and how the PFIC rules may affect the U.S. federal income tax consequences of the acquisition, ownership, and disposition of Common Shares.
LEGAL MATTERS
      Certain Canadian legal matters in connection with this Offering will be passed upon for the Company by Gowling Lafleur Henderson LLP with respect to Canadian legal matters, and by Dorsey & Whitney LLP with respect to U.S. legal matters, and for the Underwriters by Fasken Martineau DuMoulin LLP with respect to Canadian legal matters, and by White & Case LLP with respect to U.S. legal matters.
AUDITORS, TRANSFER AGENT AND REGISTRAR
      The auditors of the Company are KPMG LLP, Chartered Accountants, of 777 Dunsmuir Street, Vancouver, British Columbia, Canada V7Y 1K3.
      The registrar and transfer agent for the common shares of the Company is Pacific Corporate Trust Company at its principal offices in Vancouver and Toronto.
INTEREST OF EXPERTS
      None of Gowling Lafleur Henderson LLP, Canadian counsel to the Company, Fasken Martineau DuMoulin LLP, Canadian counsel to the Underwriters, or Roscoe Postle Associates Inc., SRK Consulting (Canada) Inc., Watts, Griffis and McOuat Limited, John R. Sullivan, Geostat Systems International Inc., Michel Dagbert and John Wakeford, each being companies or persons who have prepared reports relating to the Company’s Hope Bay Project, or any director, officer, employee or partner thereof, as applicable, received or has received a direct or indirect interest in the property of the Company or of any associate or affiliate of the Company. As at the date hereof, the aforementioned persons, and the directors, officers, employees and partners, as applicable, of each of the aforementioned companies and partnerships beneficially own, directly or indirectly, in the aggregate, less than one percent of the securities of the Company.
      The comparative audited consolidated financial statements, including the notes thereto, incorporated by reference in this short form prospectus have been so incorporated in reliance on the report of KPMG LLP, Chartered Accountants, also incorporated by reference in the short form prospectus, and upon the authority of said firm as experts in auditing and accounting. The Company’s reconciliations to U.S. GAAP of its audited consolidated financial statements incorporated by reference in the short form prospectus included in the registration statement filed with the SEC, have been so incorporated in reliance on the reports of KPMG LLP, Chartered Accountants, also incorporated by reference in the short form prospectus included in the registration statement filed with the SEC, and upon on the authority of said firm as experts in auditing and accounting.

      Neither the aforementioned persons, nor any director, officer, employee or partner, as applicable, of the aforementioned companies or partnerships is currently expected to be elected, appointed or employed as a director, officer or employee of the Company or of any associate or affiliate of the Company.
DOCUMENTS INCORPORATED BY REFERENCE
      Information has been incorporated by reference in this short form prospectus from documents filed with the securities commissions or similar authorities in British Columbia, Alberta, Saskatchewan, Manitoba, Ontario, Nova Scotia, New Brunswick, Prince Edward Island and Newfoundland and Labrador (collectively, the “Commissions”). Copies of documents incorporated herein by reference may be obtained on request without charge from the Corporate Secretary of Miramar Mining Corporation at 300 – 889 Harbourside Drive, North Vancouver, British Columbia V7P 3S1, telephone (604) 985-2572. Copies of the documents are also available through the Internet on the Canadian System for Electronic Document Analysis and Retrieval (SEDAR) under the Company’s name which can be accessed at www.sedar.com.
      The following documents filed by the Company with the Commissions are specifically incorporated by reference into, and form an integral part of, this short form prospectus:

(a) the annual information form of the Company dated March 25, 2006 in Form 40-F (the “Annual Information Form”);

(b) the audited comparative consolidated financial statements of the Company for the fiscal years ended December 31, 2005 and December 31, 2004, together with the notes thereto and the auditors’ report thereon and related management’s discussion and analysis (“MD&A”) for the year ended December 31, 2005;

(c) the unaudited interim comparative consolidated financial statements of the Company for the three months ended March 31, 2006 together with the notes thereto and related MD&A;

(d) the management proxy circular of the Company dated March 29, 2006 prepared in connection with the annual and special general meeting of the shareholders of the Company held on May 3, 2006;

(e) the amended material change report dated June 29, 2006 with respect to the completion of the WGM Report; and

(f) the material change report dated June 29, 2006 with respect to the Offering and the Flow-Through Private Placement.

      Any document of the type referred to in the preceding paragraph (excluding confidential material change reports) filed by the Company with the Commissions or any similar authorities in Canada after the date of this short form prospectus and prior to the completion or termination of the Offering shall be deemed to be incorporated by reference into and form an integral part of this short form prospectus. In addition, to the extent indicated in any Report on Form 6-K furnished to the SEC or in any Report on Form 40-F filed with the SEC, any information included therein shall be deemed to be incorporated by reference in this short form prospectus. Further, the Company is incorporating by reference into the short form prospectus included as part of the registration statement filed with the SEC the following information, which is included in its Form 6-K, dated June 21, 2006, furnished to the SEC:

•	The Company’s reconciliation to U.S. GAAP of its interim unaudited consolidated financial statements as at March 31, 2006 and for the three month periods ended March 31, 2006 and 2005.

•	The Company’s reconciliation to U.S. GAAP of its audited consolidated financial statements as at December 2005 and 2004 and for the years then ended.
      The documents incorporated or deemed incorporated by reference herein contain meaningful and material information relating to the Company and prospective purchasers of Common Shares should review all information contained in this short form prospectus and the documents incorporated by reference before making an investment decision.

      Any statement contained in this short form prospectus or a document incorporated or deemed to be incorporated by reference herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein shall be deemed to be modified or superseded, for purposes of this short form prospectus, to the extent that a statement contained herein, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this short form prospectus.
DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT
      The following documents have been or will be filed with the SEC as part of the registration statement of which this short form prospectus forms a part: (i) the documents referred to under the heading “Documents Incorporated by Reference”; (ii) the Underwriting Agreement; (iii) consent of KPMG; (iv) consent of Gowling Lafleur Henderson LLP; (v) consent of Fasken Martineau DuMoulin LLP; (vi) consent of Roscoe Postle Associates Inc.; (vii) consent of SRK Consulting (Canada) Inc.; (viii) consent of Watts, Griffis and McOuat Limited; (ix) consent of John R. Sullivan; (x) consent of Geostat Systems International Inc.; (xi) consent of Michel Dagbert; (xii) consent of John Wakeford; and (xiii) powers of attorney from directors and officers of Miramar.
ADDITIONAL INFORMATION
      The Company has filed with the SEC a registration statement on Form F-10 relating to the Common Shares. This short form prospectus, which constitutes a part of the registration statement, does not contain all of the information contained in the registration statement, certain items of which are contained in the exhibits to the registration statement as permitted by the rules and regulations of the SEC. Statements included or incorporated by reference in this short form prospectus about the contents of any contract, agreement or other documents referred to are not necessarily complete, and in each instance you should refer to the exhibits for a more complete description of the matter involved. Each such statement is qualified in its entirety by such reference.
      The Company is subject to the information requirements of the U.S. Securities Exchange Act of 1934 (the “U.S. Exchange Act”) and applicable Canadian securities legislation, and in accordance therewith files reports and other information with the SEC and with the securities regulators in Canada. Under a multijurisdictional disclosure system adopted by the United States, documents and other information that the Company files with the SEC may be prepared in accordance with the disclosure requirements of Canada, which are different from those of the United States. As a foreign private issuer, the Company is exempt from the rules under the U.S. Exchange Act prescribing the furnishing and content of proxy statements, and its officers, directors and principal shareholders are exempt from the reporting and shortswing profit recovery provisions contained in Section 16 of the U.S. Exchange Act. In addition, the Company is not required to publish financial statements as promptly as U.S. companies.
      You may read and copy any document that the Company has filed with the SEC at the SEC’s public reference rooms in Washington, D.C. and Chicago, Illinois. You may also obtain copies of those documents from the public reference room of the SEC at 100 F Street, N.E., Washington, D.C. 20549 by paying a fee. You should call the SEC at 1-800-SEC-0330 or access its website at www.sec.gov for further information about the public reference rooms. You may read and download some of the documents the Company has filed with the SEC’s Electronic Data Gathering and Retrieval system at www.sec.gov. You may read and download any public document that the Company has filed with the Canadian securities regulatory authorities at www.sedar.com.

ELIGIBILITY FOR INVESTMENT
      In the opinion of Gowling Lafleur Henderson LLP, counsel for the Company, and Fasken Martineau DuMoulin LLP, counsel for the Underwriters, based on the provisions of the Tax Act, the regulations thereunder and the proposals to amend the Tax Act and the regulations thereunder publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof and a certificate of an officer of the Company relating to certain factual matters, the Common Shares, if issued on the date hereof, would each be qualified investments under the Tax Act and the regulations thereunder for trusts governed by registered retirement savings plans, registered retirement income funds, deferred profit sharing plans and registered education savings plans.
ENFORCEABILITY OF CIVIL LIABILITIES
      The Company is a corporation existing under the Business Corporations Act (British Columbia). Many of the Company’s directors and officers, and some of the experts named in this short form prospectus, are residents of Canada or otherwise reside outside the United States, and all or a substantial portion of their assets, and a substantial portion of the Company’s assets, are located outside the United States. The Company has appointed an agent for service of process in the United States, but it may be difficult for holders of Common Shares who reside in the United States to effect service within the United States upon those directors, officers and experts who are not residents of the United States. It may also be difficult for holders of Common Shares who reside in the United States to realize in the United States upon judgments of courts of the United States predicated upon the Company’s civil liability and the civil liability of its directors, officers and experts under the United States federal securities laws. The Company has been advised by its Canadian counsel, Gowling Lafleur Henderson LLP, that a judgment of a United States court predicated solely upon civil liability under United States federal securities laws would probably be enforceable in Canada if the United States court in which the judgment was obtained has a basis for jurisdiction in the matter that would be recognized by a Canadian court for the same purposes. The Company has also been advised by Gowling Lafleur Henderson LLP, however, that there is substantial doubt whether an action could be brought in Canada in the first instance on the basis of liability predicated solely upon United States federal securities laws.
      The Company filed with the SEC, concurrently with its registration statement on Form F-10 of which this short form prospectus is a part, an appointment of agent for service of process on Form F-X. Under the Form F-X, the Company appointed CT Corporation System as its agent for service of process in the United States in connection with any investigation or administrative proceeding conducted by the SEC, and any civil suit or action brought against or involving the Company in a United States court arising out of or related to or concerning the offering of the Common Shares under this short form prospectus.
PURCHASERS’ STATUTORY RIGHTS
      Securities legislation in certain of the provinces of Canada provides purchasers with the right to withdraw from an agreement to purchase securities. This right may be exercised within two business days after receipt or deemed receipt of a prospectus and any amendment. In several of the provinces, the securities legislation further provides a purchaser with remedies for rescission or, in some provinces, damages if the prospectus and any amendment contains a misrepresentation or is not delivered to the purchaser, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province for the particulars of these rights or consult with a legal adviser.

PART II
INFORMATION NOT REQUIRED TO BE DELIVERED TO
OFFEREES OR PURCHASERS
Indemnification of Directors and Officers.
      The Registrant is subject to the provisions of the Business Corporations Act (British Columbia) (the “Act”).
      Under Section 160 of the Act, an individual who

(a)	is or was a director or officer of the Registrant,

(b)	is or was a director or officer of another corporation (i) at a time when the corporation is or was an affiliate of the Registrant, or (ii) at the request of the Registrant, or

(c)	at the request of the Registrant, is or was, or holds or held a position equivalent to that of, a director or officer of a partnership, trust, joint venture or other unincorporated entity, and includes, the heirs and personal or other legal representatives of that individual (collectively, an “eligible party”), may be indemnified by the Registrant against a judgment, penalty or fine awarded or imposed in, or an amount paid in settlement of, a proceeding (an “eligible penalty”) in which an eligible party or any of the heirs and personal or other legal representatives of the eligible party, by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, the Registrant or an associated corporation (a) is or may be joined as a party, or (b) is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding (“eligible proceeding”) to which the eligible party is or may be liable, or after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by an eligible party in respect of that proceeding.
      Under Section 161 of the Act, the Registrant must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by the eligible party in respect of that proceeding if the eligible party (a) has not been reimbursed for those expenses, and (b) is wholly successful, on the merits or otherwise, in the outcome of the proceeding or is substantially successful on the merits in the outcome of the proceeding.
      Under Section 162 of the Act, the Registrant may pay, as they are incurred in advance of the final disposition of an eligible proceeding, the expenses actually and reasonably incurred by an eligible party in respect of that proceeding; provided the Registrant must not make such payments unless it first receives from the eligible party a written undertaking that, if it is ultimately determined that the payment of expenses is prohibited by Section 163, the eligible party will repay the amounts advanced.
      Under Section 163 of the Act, the Registrant must not indemnify an eligible party against eligible penalties to which the eligible party is or may be liable or, after the final disposition of an eligible proceeding, pay the expenses of an eligible party in respect of that proceeding under Sections 160, 161 or 162 of the Act, as the case may be, if any of the following circumstances apply:

(a)	if the indemnity or payment is made under an earlier agreement to indemnify or pay expenses and, at the time that the agreement to indemnify or pay expenses was made, the Registrant was prohibited from giving the indemnity or paying the expenses by its memorandum or articles;

(b)	if the indemnity or payment is made otherwise than under an earlier agreement to indemnify or pay expenses and, at the time that the indemnity or payment is made, the Registrant is prohibited from giving the indemnity or paying the expenses by its memorandum or articles;

(c)	if, in relation to the subject matter of the eligible proceeding, the eligible party did not act honestly and in good faith with a view to the best interests of the Registrant or the associated corporation, as the case may be; or

(d)	in the case of an eligible proceeding other than a civil proceeding, if the eligible party did not have reasonable grounds for believing that the eligible party’s conduct in respect of which the proceeding was brought was lawful.

      If an eligible proceeding is brought against an eligible party by or on behalf of the Registrant or by or on behalf of an associated corporation, the Registrant must not either indemnify the eligible party against eligible penalties to which the eligible party is or may be liable in respect of the proceeding, or, after the final disposition of an eligible proceeding, pay the expenses of the eligible party under Sections 160, 161 or 162 of the Act in respect of the proceeding.
      Under Section 164 of the Act, the Supreme Court of British Columbia may, on application of the Registrant or an eligible party order the Registrant to indemnify an eligible party against any liability incurred by the eligible party in respect of an eligible proceeding; order the Registrant to pay the expenses incurred by an eligible party in respect of an eligible proceeding; order the enforcement of, or any payment expenses actually and reasonably incurred by any person in obtaining an order under Section 164; and make any other order the Supreme Court of British Columbia considers appropriate, despite Sections 160 to 163 of the Act.
      Under the Act, the articles of the Registrant may affect the power or obligation of the Registrant to give an indemnity or pay expenses to the extent that the articles prohibit giving the indemnity or paying the expenses. As indicated above, this is subject to the overriding power of the Supreme Court of British Columbia under Section 164 of the Act.
      Under the articles of the Registrant, subject to the provisions of the Act, the Registrant must indemnify a director, former director or alternate director of the Registrant and the heirs and legal personal representatives of all such persons against all eligible penalties to which such person is or may be liable, and the Registrant must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by such person in respect of that proceeding. Each director and alternate director is deemed to have contracted with the Registrant on the terms of the indemnity contained in the Registrant’s articles. The failure of a director, alternate director or officer of the Registrant to comply with the Act or the articles of the Registrant or, if applicable, any former Companies Act or former articles, does not invalidate any indemnity to which such person is entitled under the Registrant’s articles.
      Under the articles of the Registrant, the Registrant may purchase and maintain insurance for the benefit of any person (or such person’s heirs or legal personal representatives) who is or was: (i) serving as a director, alternate director, officer, employee or agent of the Registrant; (ii) a director, alternate director, officer, employee or agent of any corporation of which the Registrant is or was an affiliate; (iii) at the request of the Registrant, is or was a director, alternate director, officer, employee or agent of a corporation or of a partnership, trust, joint venture or other unincorporated entity; or (iv) at the request of the Registrant, holds or held a position equivalent to that of a director, alternate director or officer of a partnership, trust, joint venture or other unincorporated entity; against any liability incurred by him or her as a director, alternative director, officer, employee or agent or person who holds or held such equivalent position.
      The Underwriting Agreement contains provisions by which the Underwriters agree to indemnify the Registrant and certain other persons, including each person who controls the Registrant with the meaning of the Securities Act of 1933, as amended, with respect to information furnished by the Underwriters for use in this Registration Statement.
      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the act and is therefore unenforceable.

EXHIBITS

Exhibit	Description

3.1	Amended and Restated Underwriting Agreement among the Registrant and the Underwriters of the offering dated June 27, 2006 (incorporated by reference from the Registrant’s Form 6-K furnished by the Commission on June 28, 2006).

4.1	Annual information form of the Registrant dated March 25, 2006 for the year ended December 31, 2005 (incorporated by reference from the Registrant’s Annual Report on Form 40-F filed with the Commission on April 3, 2006).

4.2	Audited comparative consolidated financial statements of the Registrant for the years ended December 31, 2005 and 2004, together with the notes thereto and the auditors’ report thereon (incorporated by reference from the Registrant’s Annual Report on Form 40-F filed with the Commission on April 3, 2006).

4.3	Management’s discussion and analysis of financial condition and results of operations of the Registrant for the year ended December 31, 2005 (incorporated by reference from the Registrant’s Annual Report on Form 40-F filed with the Commission on April 3, 2006).

4.4	Unaudited comparative interim consolidated financial statements of the Registrant for the three months ended March 31, 2006 (incorporated by reference from the Registrant’s Form 6-K furnished to the Commission on June 15, 2006).

4.5	Management’s discussion and analysis of financial condition and results of operations of the Registrant for the three months ended March 31, 2006 (incorporated by reference from the Registrant’s Form 6-K furnished to the Commission on June 15, 2006).

4.6	Management proxy circular of the Registrant dated March 29, 2006 relating to the annual and special general meeting of the shareholders of the Registrant held on May 3, 2006 (incorporated by reference from the Registrant’s Form 6-K furnished to the Commission on April 13, 2006).

4.7	Amended material change report dated June 29, 2006 (incorporated by reference from the Registrant’s Form 6-K furnished to the Commission on July 3, 2006).

4.8	Reconciliation to U.S. GAAP of the Registrant’s interim unaudited consolidated financial statements as at March 31, 2006 and for the three month periods ended March 31, 2006 and 2005 (incorporated by reference from the Registrant’s Form 6-K furnished to the Commission on June 26, 2006).

4.9	Reconciliation to U.S. GAAP of the Registrant’s audited consolidated financial statements as at December 31, 2004 and 2005 and for the years then ended (incorporated by reference from the Registrant’s Form 6-K furnished to the Commission on June 26, 2006).

4.10	Material change report dated June 29, 2006 (incorporated by reference from the Registrant’s Form 6-K furnished to the Commission on July 3, 2006).

5.1	Consent of KPMG LLP.

5.2	Consent of Gowling Lafleur Henderson LLP.

5.3	Consent of Fasken Martineau DuMoulin LLP.

5.4*	Consent of Roscoe Postle Associates Inc.

5.5	Consent of Watts, Griffis and McOuat Limited.

5.6	Consent of John R. Sullivan.

5.7	Consent of Geostat Systems International Inc.

5.8	Consent of Michel Dagbert.

5.9*	Consent of Steffen Robertson and Kirsten Consulting.

5.10*	Consent of John Wakeford.

6.1*	Powers of Attorney (included on the signature page of this Registration Statement).

*	Previously filed.

PART III
UNDERTAKING AND CONSENT TO SERVICE OF PROCESS
Item 1. Undertaking.
      The Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to this Form F-10 or to transactions in said securities.
Item 2. Consent to Service of Process.

(a)	Concurrently with the filing of the Registration Statement, the Registrant filed with the Commission a written irrevocable consent and power of attorney on Form F-X.

(b)	Any change to the name or address of the Registrant’s agent for service shall be communicated promptly to the Commission by Amendment to Form F-X referencing the file number of this Registration Statement.

III-1

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on this amendment to Form F-10 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Province of British Columbia, Canada, on this 5th day of July, 2006.

Miramar Mining Corporation

By:	/s/ Elaine Bennett

Name: Elaine Bennett
Title: Vice President and Controller
      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

* Anthony P. Walsh	President, Chief Executive Officer and Director (Principal Executive Officer)	July 5, 2006

* Elaine Bennett	Vice-President and Controller (Principal Financial Officer and Principal Accounting Officer)	July 5, 2006

* Lawrence Bell	Director	July 5, 2006

* David Fennell	Director	July 5, 2006

* Catherine McLeod-Seltzer	Director	July 5, 2006

* Peter Nixon	Director	July 5, 2006

* Anthony J. Petrina	Director	July 5, 2006

III-2

Signature		Title	Date

* Christopher J. Pollard		Director	July 5, 2006

* William E. Stanley		Director	July 5, 2006

*By	/s/ Elaine Bennett Elaine Bennett Attorney-in-fact

III-3

AUTHORIZED REPRESENTATIVE
      Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the Authorized Representative has duly caused this Registration Statement to be signed on its behalf by the undersigned, solely in its capacity as the duly authorized representative of the Registrant in the United States, in the City of Vancouver, in the Province of British Columbia, on this 5th day of July, 2006.

Miramar Gold Corporation

By:	/s/ Elaine Bennett

Name: Elaine Bennett
Title: Controller

III-4

EXHIBIT INDEX

Exhibit	Description

3.1	Amended and Restated Underwriting Agreement among the Registrant and the Underwriters of the offering dated June 27, 2006 (incorporated by reference from the Registrant’s Form 6-K furnished by the Commission on June 28, 2006).

4.1	Annual information form of the Registrant dated March 25, 2006 for the year ended December 31, 2005 (incorporated by reference from the Registrant’s Annual Report on Form 40-F filed with the Commission on April 3, 2006).

4.2	Audited comparative consolidated financial statements of the Registrant for the years ended December 31, 2005 and 2004, together with the notes thereto and the auditors’ report thereon (incorporated by reference from the Registrant’s Annual Report on Form 40-F filed with the Commission on April 3, 2006).

4.3	Management’s discussion and analysis of financial condition and results of operations of the Registrant for the year ended December 31, 2005 (incorporated by reference from the Registrant’s Annual Report on Form 40-F filed with the Commission on April 3, 2006).

4.4	Unaudited comparative interim consolidated financial statements of the Registrant for the three months ended March 31, 2006 (incorporated by reference from the Registrant’s Form 6-K furnished to the Commission on June 15, 2006).

4.5	Management’s discussion and analysis of financial condition and results of operations of the Registrant for the three months ended March 31, 2006 (incorporated by reference from the Registrant’s Form 6-K furnished to the Commission on June 15, 2006).

4.6	Management proxy circular of the Registrant dated March 29, 2006 relating to the annual and special general meeting of the shareholders of the Registrant held on May 3, 2006 (incorporated by reference from the Registrant’s Form 6-K furnished to the Commission on April 13, 2006).

4.7	Amended material change report dated June 29, 2006 (incorporated by reference from the Registrant’s Form 6-K furnished to the Commission on July 3, 2006).

4.8	Reconciliation to U.S. GAAP of the Registrant’s interim unaudited consolidated financial statements as at March 31, 2006 and for the three month periods ended March 31, 2006 and 2005 (incorporated by reference from the Registrant’s Form 6-K furnished to the Commission on June 26, 2006).

4.9	Reconciliation to U.S. GAAP of the Registrant’s audited consolidated financial statements as at December 31, 2004 and 2005 and for the years then ended (incorporated by reference from the Registrant’s Form 6-K furnished to the Commission on June 26, 2006).

4.10	Material change report dated June 29, 2006 (incorporated by reference from the Registrant’s Form 6-K furnished to the Commission on July 3, 2006).

5.1	Consent of KPMG LLP.

5.2	Consent of Gowling Lafleur Henderson LLP.

5.3	Consent of Fasken Martineau DuMoulin LLP.

5.4*	Consent of Roscoe Postle Associates Inc.

5.5	Consent of Watts, Griffis and McOuat Limited.

5.6	Consent of John R. Sullivan.

5.7	Consent of Geostat Systems International Inc.

5.8	Consent of Michel Dagbert.

5.9*	Consent of Steffen Robertson and Kirsten Consulting.

5.10*	Consent of John Wakeford.

6.1*	Powers of Attorney (included on the signature page of this Registration Statement).

*	Previously filed.